Exhibit 99.1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

x	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2015

¨	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 001-32248

GRAMERCY PROPERTY TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	06-1722127
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

521 5th Avenue, 30th Floor, New York, New York 10175

(Address of principal executive offices) (Zip Code)

(212) 297-1000

(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). YES   ☒     NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES  ☐    NO  ☒

The number of shares outstanding of the registrant's common stock, $0.001 par value, was 57,501,284 as of October 30, 2015.

GRAMERCY PROPERTY TRUST INC.

Gramercy Property Trust Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollar amounts in thousands, except per share data)

PART I. FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

	September 30, 2015	December 31, 2014
Assets:
Real estate investments, at cost:
Land	$439,591	$239,503
Building and improvements	1,623,447	828,117
Less: accumulated depreciation	(66,336)	(27,598)
Total real estate investments, net	1,996,702	1,040,022
Cash and cash equivalents	38,108	200,069
Restricted cash	9,128	1,244
Joint ventures and equity investments	13,928	-
Servicing advances receivable	1,515	1,485
Retained CDO bonds	11,568	4,293
Tenant and other receivables, net	26,429	15,398
Acquired lease assets, net of accumulated amortization of $44,231 and $15,168	324,421	200,231
Deferred costs, net of accumulated amortization of $4,309 and $1,908	15,566	10,355
Goodwill	3,663	3,840
Other assets	10,699	23,063
Total assets	$2,451,727	$1,500,000

Liabilities and Equity:
Liabilities:
Exchangeable senior notes, net	$108,997	$107,836
Senior unsecured term loan	300,000	200,000
Unsecured credit facility	270,059	-
Mortgage notes payable	318,874	161,642
Total long term debt	997,930	469,478
Accounts payable and accrued expenses	25,762	18,806
Dividends payable	12,927	9,579
Accrued interest payable	2,302	2,357
Deferred revenue	15,985	11,592
Below-market lease liabilities, net of accumulated amortization of $14,648 and $3,961	214,609	53,826
Derivative instruments, at fair value	6,437	3,189
Other liabilities	7,849	8,263
Total liabilities	1,283,801	577,090
Commitments and contingencies	-	-
Noncontrolling interest in the Operating Partnership	11,277	16,129

Equity:
Common stock, par value $0.001, 200,000,000 and 220,000,000 shares authorized, and 57,493,902 and 46,736,392 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively.	57	47
Series B cumulative redeemable preferred stock, par value $0.001, liquidation preference $87,500, 3,500,000 shares authorized, issued and outstanding at September 30, 2015 and December 31, 2014.	84,394	84,394
Additional paid-in-capital	2,053,955	1,768,977
Accumulated other comprehensive income (loss)	(1,131)	(3,703)
Accumulated deficit	(980,781)	(942,934)
Total stockholders’ equity	1,156,494	906,781
Noncontrolling interest in other partnerships	155	-
Total equity	1,156,649	906,781
Total liabilities and equity	$2,451,727	$1,500,000

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Gramercy Property Trust Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Rental revenue	$47,235	$19,921	$117,990	$37,691
Management fees	5,153	4,848	17,571	18,867
Operating expense reimbursements	11,237	8,960	29,113	12,338
Investment income	445	492	1,208	1,393
Other income	1,143	80	1,413	224
Total revenues	65,213	34,301	167,295	70,513
Expenses
Property operating expenses:
Property management expenses	4,780	3,293	14,557	13,425
Property operating expenses	11,051	9,238	29,006	13,011
Total property operating expenses	15,831	12,531	43,563	26,436
Other-than-temporary impairment	-	1,650	-	1,650
Portion of impairment recognized in other comprehensive loss	-	(907)	-	(907)
Net impairment recognized in earnings	-	743	-	743
Depreciation and amortization	25,120	12,306	68,534	22,451
Interest expense	9,227	4,934	23,225	11,070
Realized loss on derivative instruments	-	-	-	3,300
Management, general and administrative	4,748	4,819	14,299	13,658
Acquisition and merger-related expenses	6,547	1,323	13,508	3,246
Total expenses	61,473	36,656	163,129	80,904
Income (loss) from continuing operations before equity in net income from joint ventures and equity investments, gain on remeasurement of previously held joint venture, loss on extinguishment of debt, net gains on disposals, and provision for taxes	3,740	(2,355)	4,166	(10,391)
Equity in net income (loss) of joint ventures and equity investments	(1,096)	103	(974)	1,856
Net gains on disposals	392	-	593	-
Income (loss) from continuing operations before gain on remeasurement of previously held joint venture, loss on extinguishment of debt, provision for taxes, and discontinued operations	3,036	(2,252)	3,785	(8,535)
Gain on remeasurement of previously held joint venture	-	-	-	72,345
Loss on extinguishment of debt	-	-	-	(1,925)
Provision for taxes	(985)	(165)	(2,116)	(971)
Income (loss) from continuing operations	2,051	(2,417)	1,669	60,914
Income (loss) from discontinued operations	(41)	(41)	17	(522)
Net income (loss)	2,010	(2,458)	1,686	60,392
Net (income) loss attributable to noncontrolling interest	(20)	104	43	104
Net income (loss) attributable to Gramercy Property Trust Inc.	1,990	(2,354)	1,729	60,496
Preferred stock redemption costs	-	(2,912)	-	(2,912)
Preferred stock dividends	(1,559)	(2,192)	(4,676)	(5,773)
Net income (loss) available to common stockholders	$431	$(7,458)	$(2,947)	$51,811
Basic earnings per share: (1)
Net income (loss) from continuing operations, after preferred dividends	$0.01	$(0.25)	$(0.06)	$2.21
Net income (loss) from discontinued operations	-	-	-	(0.02)
Net income (loss) available to common stockholders	$0.01	$(0.25)	$(0.06)	$2.19
Diluted earnings per share: (1)
Net income (loss) from continuing operations, after preferred dividends	$0.01	$(0.25)	$(0.06)	$2.15
Net income (loss) from discontinued operations	-	-	-	(0.02)
Net income (loss) available to common stockholders	$0.01	$(0.25)	$(0.06)	$2.13
Basic weighted average common shares outstanding (1)	57,666,780	29,481,537	53,226,406	23,702,710
Diluted weighted average common shares and common share equivalents outstanding (1)	58,838,683	29,481,537	53,226,406	24,296,691

(1) Adjusted for the 1-for-4 reverse stock split completed on March 20, 2015. Refer to Note 11, “Stockholders’ Equity,” for further information related to the reverse stock split.

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Gramercy Property Trust Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited, dollar amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$2,010	$(2,458)	$1,686	$60,392
Other comprehensive income (loss):
Unrealized gain on debt securities and derivative instruments:
Unrealized gain (loss) on available for sale debt securities	368	(907)	6,129	(466)
Unrealized gain (loss) on derivative instruments	(2,584)	1,031	(3,248)	(1,172)
Foreign currency translation adjustments	(360)	-	(309)	-
Other comprehensive income (loss)	(2,576)	124	2,572	(1,638)
Comprehensive income (loss)	(566)	(2,334)	4,258	58,754
Net (income) loss attributable to noncontrolling interest	(20)	104	43	104
Other comprehensive (income) loss attributable to noncontrolling interest	21	(2)	(32)	(2)
Comprehensive income (loss) attributable to Gramercy Property Trust Inc.	$(565)	$(2,232)	$4,269	$58,856

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Gramercy Property Trust Inc.

Condensed Consolidated Statement of Equity

(Unaudited, dollar amounts in thousands)

	Gramercy Property Trust Inc. Stockholders
					Accumulated	Retained	Total
			Series B	Additional	Other	Earnings /	Gramercy
	Common Stock		Preferred	Paid-In-	Comprehensive	(Accumulated	Property	Noncontrolling
	Shares	Par Value	Stock	Capital	Income (Loss)	Deficit)	Trust Inc.	interest	Total
Balance at December 31, 2014	46,736,392	$47	$84,394	$1,768,977	$(3,703)	$(942,934)	$906,781	$-	$906,781
Net income (loss)	-	-	-	-	-	1,729	1,729	(12)	1,717
Change in net unrealized loss on derivative instruments	-	-	-	-	(3,248)	-	(3,248)	-	(3,248)
Change in net unrealized gain on debt securities	-	-	-	-	6,129	-	6,129	-	6,129
Offering costs	-	-	-	(12,121)	-	-	(12,121)	-	(12,121)
Issuance of stock	10,544,034	10	-	289,900	-	-	289,910	-	289,910
Issuance of stock - stock purchase plan	2,599	-	-	54	-	-	54	-	54
Stock based compensation - fair value	96,370	-	-	2,628	-	-	2,628	-	2,628
Conversion of OP Units to common stock	114,507	-	-	3,127	-	-	3,127	-	3,127
Reallocation of noncontrolling interest in the operating partnership	-	-	-	1,390	-	-	1,390	-	1,390
Dividends on preferred stock - Series B	-	-	-	-	-	(4,676)	(4,676)	-	(4,676)
Dividends on common stock	-	-	-	-	-	(34,900)	(34,900)	-	(34,900)
Contributions to consolidated equity investment	-	-	-	-	-	-	-	171	171
Foreign currency translation adjustments	-	-	-	-	(309)	-	(309)	(4)	(313)
Balance at September 30, 2015	57,493,902	$57	$84,394	$2,053,955	$(1,131)	$(980,781)	$1,156,494	$155	$1,156,649

 The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Gramercy Property Trust Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollar amounts in thousands)

	Nine Months Ended September 30,
	2015	2014
Operating Activities:
Net income	$1,686	$60,392
Adjustments to net cash provided by operating activities:
Depreciation and amortization	68,534	22,451
Amortization of acquired leases to rental revenue and expense	(10,365)	(1,363)
Amortization of deferred costs	2,192	1,426
Amortization of discounts and other fees	(2,069)	(539)
Payment of capitalized tenant leasing costs	(3,001)	(77)
Amortization of lease inducement costs	183	132
Straight-line rent adjustment	(8,940)	(2,708)
Non-cash impairment charges	-	743
Realized loss on derivative instruments	-	3,300
Distributions received from joint ventures and equity investments	309	3,269
Equity in net income of joint ventures and equity investments	974	(1,856)
Net gain on disposal of properties	(593)	-
Gain from remeasurement of previously held joint ventures	-	(72,345)
Loss on extinguishment of debt	-	1,925
Amortization of stock-based compensation	2,628	1,907
Other non-cash adjustments	(49)	-
Changes in operating assets and liabilities:
Restricted cash	(938)	(69)
Tenant and other receivables	(1,417)	5,323
Accrued interest	(30)	(145)
Other assets	11,864	(3,588)
Accounts payable, accrued expenses and other liabilities	1,040	4,113
Deferred revenue	3,993	1,929
Net cash provided by operating activities	66,001	24,220
Investing Activities:
Capital expenditures	(2,362)	(15,446)
Distributions received from joint venture property sales	-	3,841
Contributions to joint ventures and equity investments	(10,834)	-
Acquisition of real estate	(879,551)	(299,195)
Proceeds from sale of real estate	68,779	-
Restricted cash for tenant improvements	(6,908)	(114)
Proceeds from repayments of servicing advances receivable	-	7,428
Net cash used for investing activities	(830,876)	(303,486)
Financing Activities:
Proceeds from sale of common stock	289,910	232,263
Proceeds from unsecured term loan and credit facility	685,120	258,000
Repayment of unsecured credit facility	(315,000)	(68,000)
Repayment of mortgage notes payable	(4,049)	(204,451)
Proceeds from issuance of exchangeable senior notes	-	115,000
Offering costs	(12,121)	(11,591)
Payment of deferred financing costs	(4,602)	(8,339)
Proceeds from issuance of Series B shares	-	87,500
Issuance costs for Series B shares	-	(2,762)
Redemption of Series A shares	-	(89,279)
Preferred stock dividends paid	(4,676)	(41,459)
Common stock dividends paid	(31,537)	(6,571)
Proceeds from exercise of stock options and employee purchase under the employee share purchase plan	54	-
Contributions from noncontrolling interests in other partnerships	169	-
Distribution to noncontrolling interest holders	(318)	-
Change in restricted cash from financing activities	(37)	(243)
Net cash provided by financing activities	602,913	260,068
Net decrease in cash and cash equivalents	(161,962)	(19,198)
Increase in cash and cash equivalents related to foreign currency translation	1	-
Cash and cash equivalents at beginning of period	200,069	43,333
Cash and cash equivalents at end of period	$38,108	$24,135
Non-cash activity:
Consolidation of real estate investments - joint venture interest	$-	$106,294
Fair value adjustment to noncontrolling interest in the operating partnership	$(1,390)	$-
Debt assumed in acquisition of real estate	$153,877	$45,607
Real estate acquired for units of noncontrolling interests in the operating partnership	$-	$22,670
Redemption of units of noncontrolling interest in the operating partnership for common stock	$(3,127)	$-
Supplemental cash flow disclosures:
Interest paid	$22,388	$8,058
Income taxes paid	$1,238	$1,562
Proceeds from 1031 exchange transactions	$8,619	$-
Use of funds from 1031 exchanges for acquisitions of real estate	$(8,619)	$-

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

1. Business and Organization

Gramercy Property Trust Inc., or the Company, is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net leased industrial and office properties. The Company focuses on income-producing properties leased to high quality tenants in major markets in the United States and Europe. Gramercy is organized as a Real Estate Investment Trust, or REIT.

The Company earns revenues primarily through three sources, including (i) rental revenues on properties that it owns directly or in joint ventures in the United States, (ii) asset management revenues on properties owned by third parties in both the United States and Europe, and (iii) pro-rata rental revenues on its equity investment in Gramercy Property Europe plc, or the Gramercy European Property Fund.

On July 1, 2015, the Company entered into an Agreement and Plan of Merger, or the Merger Agreement, with Chambers Street Properties, or Chambers Street, and Columbus Merger Sub, LLC, or Merger Sub, an indirect wholly owned subsidiary of Chambers Street. The proposed merger transaction, or the Merger, is expected to be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification, or ASC, 805 with Gramercy treated as the accounting acquirer.

In February 2015, the Company’s board of directors approved a 1-for-4 reverse stock split of its common stock and outstanding operating partnership units, or OP Units. The reverse stock split was effective after the close of trading on March 20, 2015, and the Company’s common stock began trading on a reverse split-adjusted basis on the New York Stock Exchange on March 23, 2015. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares received, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of the Company’s common stock on the New York Stock Exchange for the three consecutive trading days ending on March 20, 2015. The reverse stock split applied to all of the Company’s outstanding shares of common stock and therefore did not affect any stockholder’s relative ownership percentage.

During the three months ended September 30, 2015, the Company acquired four properties aggregating approximately 1.1 million square feet for a total purchase price of approximately $111,500. During the nine months ended September 30, 2015, the Company acquired 47 properties aggregating approximately 7.9 million square feet for a total purchase price of approximately $1,050,092.

During the three months ended September 30, 2015, the Company sold two properties aggregating approximately 250,000 square feet for total gross proceeds of approximately $70,100. During the nine months ended September 30, 2015, the Company sold five properties aggregating approximately 336,000 square feet for total gross proceeds of approximately $78,719.

As of September 30, 2015, the Company’s wholly-owned portfolio of net leased properties is summarized as follows:

Properties	Number of Properties	Rentable Square Feet	Occupancy
Industrial Properties	68	14,167,861	100.0%
Office/Banking Centers	80	4,819,052	98.3%
Specialty Industrial	14	676,472	100.0%
Specialty Retail	9	1,187,258	100.0%
Data Centers	2	227,953	100.0%
Total	173	21,078,596	99.6%

Tenants include Bank of America, N.A, Healthy Way of Life II, LLC (d.b.a Life Time Fitness), Nokia Networks, Kar Auction Services, CEVA Freight, LLC, and others. As of September 30, 2015, the Company’s asset management business, which operates under the name Gramercy Asset Management, manages approximately $800,000 of commercial real estate assets for third parties.

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and generally will not be subject to U.S. federal income taxes to the extent it distributes its taxable income, if any, to its stockholders. The Company has in the past established, and may in the future establish, taxable REIT subsidiaries, or TRSs, to effect various taxable transactions, subject to the restrictions in the Merger Agreement. Those TRSs would incur U.S. federal, state and local taxes on the taxable income from their activities.

The Company conducts substantially all of its operations through GPT Property Trust LP, the Company’s operating partnership, or the Operating Partnership. The Company is the sole general partner of the Operating Partnership. The Operating Partnership conducts its commercial real estate investment business through various wholly-owned entities and its realty management business primarily through a wholly-owned TRS. Unless the context requires otherwise, all references to “Gramercy,” “Company,” “we,” “our” and “us” mean Gramercy Property Trust Inc., a Maryland corporation, and one or more of its subsidiaries, including the Operating Partnership.

2. Significant Accounting Policies

Basis of Quarterly Presentation

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In management’s opinion, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. The 2015 operating results for the period presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Condensed Consolidated Balance Sheet at December 31, 2014 has been derived from the audited Consolidated Financial Statements at that date, but does not include all the information and footnotes required by GAAP for complete financial statements.

Principles of Consolidation

The Condensed Consolidated Financial Statements include the Company’s accounts and those of the Company’s subsidiaries that are wholly-owned or controlled by the Company, or entities which are variable interest entities, or VIEs, in which the Company is the primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns. The Company has evaluated its investments for potential classification as variable interests by evaluating the sufficiency of each entity’s equity investment at risk to absorb losses.

Entities which the Company does not control and are considered VIEs, but where the Company is not the primary beneficiary, are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

Real Estate Investments

The Company records acquired real estate investments as business combinations when the real estate is occupied, at least in part, at acquisition. Costs directly related to the acquisition of such investments are expensed as incurred. The Company allocates the purchase price of real estate to land, building, improvements and intangibles, such as the value of above- and below-market leases and origination costs associated with the in-place leases at the acquisition date. The values of the above- and below-market leases are amortized and recorded as either an increase in the case of below-market leases or a decrease in the case of above-market leases to rental revenue over the remaining term of the associated lease. The values associated with in-place leases are amortized to depreciation and amortization expense over the remaining term of the associated lease.

The Company assesses the fair value of the leases at acquisition based upon estimated cash flow projections that utilize appropriate discount rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. To the extent acquired leases contain fixed rate renewal options that are below-market and determined to be material, the Company amortizes such below-market lease value into rental revenue over the renewal period. Additionally, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase at the time of acquisition.

Acquired real estate investments that do not meet the definition of a business combination are recorded at cost. Acquired real estate investments which are under construction are considered build-to-suit transactions and are also recorded at cost. In build-to-suit transactions, the Company engages a developer to construct a property or provides funds to a tenant to develop a property. The Company capitalizes the funds provided to the developer/tenant and the internal costs of interest and real estate taxes, if applicable, during the construction period.

Certain improvements are capitalized when they are determined to increase the useful life of the building. Depreciation is computed using the straight-line method over the shorter of the estimated useful life at acquisition of the capitalized item or 40 years for buildings, five to ten years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements and leasehold interests. Maintenance and repair expenditures are charged to expense as incurred.

The Company also reviews the recoverability of a property’s carrying value when circumstances indicate there may be a possible impairment. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges and takes into account factors such as changes in strategy resulting in an increased or decreased holding period, expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If management determines it will be unable to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used and for assets held for sale, an impairment loss is recorded to the extent that the carrying value exceeds the fair value less estimated cost to dispose. These assessments are recorded in the Condensed Consolidated Statements of Operations in the period the determination is made. The estimated fair value of the asset becomes its new cost basis. For a depreciable long-lived asset to be held and used, the new cost basis will be depreciated or amortized over the remaining useful life of that asset. The Company recorded impairment charges of $0 and $149 during the three and nine months ended September 30, 2015, respectively, on one property that was sold during the nine months ended September 30, 2015, and no impairment charges during the three and nine months ended September 30, 2014.

Joint Ventures and Equity Investments

The Company accounts for its investments in joint ventures and equity investments under the equity method of accounting since it exercises significant influence, but does not unilaterally control the entities, and is not considered to be the primary beneficiary. In a joint venture, the rights of the other investors are protective and participating. Unless the Company is determined to be the primary beneficiary, these rights preclude it from consolidating the investment. The investment is recorded initially at cost as an investment in joint venture or equity investment, and subsequently is adjusted for equity interest in net income (loss) and cash contributions and distributions. The amount of the investment on the Condensed Consolidated Balance Sheets is evaluated for impairment at each reporting period. None of the joint venture or equity investment debt is recourse to the Company. As of September 30, 2015 and December 31, 2014, the Company had equity investments of $13,928 and $0 in unconsolidated joint ventures and equity investments, respectively.

On June 9, 2014, the Company acquired from its joint venture partner the remaining 50% equity interest in its 67 property portfolio leased primarily to Bank of America, N.A., or the Bank of America Portfolio, and as of the acquisition date, the Company has consolidated the Bank of America Portfolio.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Restricted Cash

The Company had restricted cash of $9,128 and $1,244 at September 30, 2015 and December 31, 2014, respectively, which primarily consisted of reserves for certain capital improvements, leasing, interest and real estate tax and insurance payments as required by certain mortgage loan obligations.

Variable Interest Entities

The Company had one consolidated VIE as of September 30, 2015 and December 31, 2014. The Company had four unconsolidated VIEs as of September 30, 2015 and December 31, 2014. The following is a summary of the Company’s involvement with VIEs as of September 30, 2015:

	Company carrying value-assets	Company carrying value-liabilities	Face value of assets held by the VIEs	Face value of liabilities issued by the VIEs
Assets
Consolidated VIEs
European Fund Manager	$330	$21	$330	$21
Unconsolidated VIEs
European Fund Carry Co.	$-	$-	$11	$12
Retained CDO Bonds	$11,568	$-	$1,425,914	$1,317,815

The following is a summary of the Company’s involvement with VIEs as of December 31, 2014:

	Company carrying value-assets	Company carrying value-liabilities	Face value of assets held by the VIEs	Face value of liabilities issued by the VIEs
Assets
Consolidated VIEs
European Fund Manager	$-	$-	$-	$-
Unconsolidated VIEs
European Fund Carry Co.	$-	$-	$-	$-
Retained CDO Bonds	$4,293	$-	$1,691,854	$1,547,693

Consolidated VIEs

Gramercy Europe Asset Management (European Fund Manager)

In connection with the Company’s December 2014 investment in the Gramercy European Property Fund, the Company acquired equity interests in the entity, hereinafter European Fund Manager, which provides investment and asset management services to the Gramercy European Property Fund. The Company has determined that European Fund Manager is a VIE, as the equity holders of that entity do not have controlling financial interests and the obligation to absorb losses. As the Company controls the activities that most significantly affect the economic outcome of European Fund Manager, the Company has concluded that it is that entity’s primary beneficiary and has consolidated the VIE.

European Fund Manager is expected to generate net cash inflows for the Company in the form of management fees in the future, however, if the VIE’s cash inflows are not sufficient to cover its obligations, the Company may provide financial support for the VIE.

Unconsolidated VIEs

Gramercy Europe Asset Management (European Fund Carry Co.)

In connection with the Company’s December 2014 investment in the Gramercy European Property Fund, the Company acquired equity interests in the entity, hereinafter European Fund Carry Co., entitled to receive certain preferential distributions, if any, made from time-to-time by the Gramercy European Property Fund. The Company has determined that European Fund Carry Co. is a VIE, as the equity holders of that entity do not have controlling financial interests and the obligation to absorb losses. Decisions that most significantly affect the economic performance of European Fund Carry Co. are decided by a majority vote of that VIE’s shareholders. As such, the Company does not have a controlling financial interest in the VIE and has accounted for it as an equity investment.

Investment in Retained CDO Bonds

The Retained CDO Bonds are non-investment grade subordinate bonds, preferred shares and ordinary shares of three collateralized debt obligations, or CDOs, which the Company recognized subsequent to the disposal of its Gramercy Finance segment, or Gramercy Finance, and exit from the commercial real estate finance business in March 2013. The Company is not obligated to provide any financial support to these CDOs. The Company’s maximum exposure to loss is limited to its interest in the Retained CDO Bonds and the Company does not control the activities that most significantly impact the VIEs’ economic performance.

Assets Held For Sale

As of September 30, 2015 and December 31, 2014, the Company had no assets classified as held for sale. Real estate investments to be disposed of are reported at the lower of carrying amount or estimated fair value, less costs to sell. Once an asset is classified as held for sale, depreciation expense is no longer recorded.

Tenant and Other Receivables

Tenant and other receivables are derived from management fees, rental revenue and tenant reimbursements.

Management fees, including incentive management fees, are recognized as earned in accordance with the terms of the management agreements. The management agreements may contain provisions for fees related to dispositions, administration of the assets including fees related to accounting, valuation and legal services, and management of capital improvements or projects on the underlying assets.

Rental revenue is recorded on a straight-line basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that will only be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Tenant and other receivables also include receivables related to tenant reimbursements for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred.

Tenant and other receivables are recorded net of the allowances for doubtful accounts, which as of September 30, 2015 and December 31, 2014 were $56 and $188, respectively. The Company continually reviews receivables related to rent, tenant reimbursements, management fees, including incentive fees, and unbilled rent receivables and determines collectability by taking into consideration the tenant or asset management clients’ payment history, the financial condition of the tenant or asset management client, business conditions in the industry in which the tenant or asset management client operates and economic conditions in the area in which the property or asset management client is located. In the event that the collectability of a receivable is in doubt, the Company increases the allowance for doubtful accounts or records a direct write-off of the receivable.

Intangible Assets and Liabilities

The Company follows the acquisition method of accounting for business combinations. The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings and improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analyses and other methods. Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates and the value of in-place leases. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets and liabilities acquired.

Above-market and below-market lease values for properties acquired are recorded based on the present value, using a discount rate which reflects the risks associated with the leases acquired, of the difference between the contractual amount to be paid pursuant to each in-place lease and management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values are amortized as a reduction and increase, respectively, of rental revenue over the remaining non-cancelable terms of the lease.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. Management also estimates costs to execute similar leases including leasing commissions and other related expenses. The value of in-place leases is amortized to depreciation and amortization expense over the lesser of the remaining non-cancelable term of the respective leases or the remaining depreciable life of the building.

Above-market and below-market ground rent values for properties acquired are recorded based on the present value, using a discount rate which reflects the risks associated with the ground leases assumed, of the difference between the contractual amount to be paid pursuant to each in-place ground lease and management’s estimate of the fair market lease rate for each such in-place ground lease, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market ground lease values are amortized as a reduction and increase, respectively, of rent expense over the remaining non-cancelable terms of the respective leases.

The Company recorded $9,808 and $27,947 of amortization of intangible assets as part of depreciation and amortization for the three and nine months ended September 30, 2015, respectively. The Company recorded $3,586 and $6,753 of amortization of intangible assets as part of depreciation and amortization for the three and nine months ended September 30, 2014, respectively.

The Company recorded $4,309 and $10,359 of amortization of intangible assets and liabilities as a net increase to rental revenue for the three and nine months ended September 30, 2015, respectively. The Company recorded $1,314 and $1,384 of amortization of intangible assets and liabilities as a net increase to rental revenue for the three and nine months ended September 30, 2014, respectively.

The Company recorded ($1) and ($41) of amortization of ground rent intangible assets and liabilities as part of other property operating expenses for the three and nine months ended September 30, 2015, respectively. The Company recorded $17 and $21 of amortization of ground rent intangible assets and liabilities as part of other property operating expenses for the three and nine months ended September 30, 2014, respectively.

Intangible assets and acquired lease obligations consist of the following:

	September 30, 2015	December 31, 2014
Intangible assets:
In-place leases, net of accumulated amortization of $40,132 and $13,581	$296,698	$181,426
Above-market leases, net of accumulated amortization of $3,977 and $1,520	24,292	14,380
Below-market ground rent, net of accumulated amortization of $122 and $67	3,431	4,425
Total intangible assets	$324,421	$200,231
Intangible liabilities:
Below-market leases, net of accumulated amortization of $14,523 and $3,932	$211,063	$51,853
Above-market ground rent, net of accumulated amortization of $125 and $29	3,546	1,973
Total intangible liabilities	$214,609	$53,826

The following table provides the weighted-average amortization period as of September 30, 2015 for intangible assets and liabilities and the projected amortization expense for the next five years.

	Weighted-Average Amortization Period	October 1 to December 31, 2015	2016	2017	2018	2019
In-place leases
Total to be included in depreciation and amortization expense	10.9	$10,726	$40,232	$36,497	$34,080	$30,049

Above-market lease assets	9.0	860	3,425	3,364	2,795	2,711
Below-market lease liabilities	21.5	(3,457)	(13,575)	(10,276)	(10,201)	(10,099)

Total to be included in rental revenue		$(2,597)	$(10,150)	$(6,912)	$(7,406)	$(7,388)

Below-market ground rent	37.4	23	92	92	92	92
Above-market ground rent	37.8	(23)	(94)	(94)	(94)	(94)

Total to be included in property operating expense		$-	$(2)	$(2)	$(2)	$(2)

Goodwill

Goodwill represents the fair value of the synergies expected to be achieved upon consummation of a business combination and is measured as the excess of consideration transferred over the net assets acquired at acquisition date. The Company initially recognized goodwill of $3,887 related to the acquisition of Gramercy Europe Asset Management, however during the second quarter of 2015, as a result of finalization of the purchase price allocation for the acquisition, the Company decreased the amount allocated to goodwill by $85 and thus the final purchase price allocation to goodwill as a result of the acquisition was $3,802. The adjustment to goodwill for the finalized purchase price was primarily related to a reduction in the contract intangible value as well as an increase in the accrued income recorded for incentive fees. The carrying value of goodwill is adjusted each reporting period for the effect of foreign currency translation adjustments. The carrying value of goodwill at September 30, 2015 and December 31, 2014 was $3,663 and $3,840, respectively. The Company’s goodwill has an indeterminate life and is not amortized, but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company takes a qualitative approach to consider whether an impairment of goodwill exists prior to quantitatively determining the fair value of the reporting unit in step one of the impairment test. The Company has not recorded any impairment on its goodwill.

Deferred Costs

Deferred costs consist of deferred financing costs, deferred acquisition costs, and deferred leasing costs. Deferred costs are presented net of accumulated amortization.

The Company’s deferred financing costs are comprised of various costs associated with the Company’s financing arrangements. These costs include commitment fees, issuance costs, and legal and other third-party costs associated with obtaining financing, as well as fees related to loans assumed as part of real estate acquisitions. Deferred financing costs are amortized over the terms of the respective agreements and the amortization is reflected as interest expense. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.

The Company’s deferred acquisition costs consist primarily of lease inducement fees paid to secure acquisitions and are amortized on a straight-line basis over the related lease term as a reduction from rental revenue.

The Company’s deferred leasing costs include direct costs, such as lease commissions, incurred to initiate and renew operating leases and are amortized on a straight-line basis over the related lease term.

Other Assets

The Company makes payments for certain expenses such as insurance and property taxes in advance of the period in which it receives the benefit. These payments are classified as other assets and amortized over the respective period of benefit relating to the contractual arrangement. Other assets also includes deposits related to pending acquisitions and financing arrangements, as required by a seller or lender, respectively. Costs prepaid in connection with securing financing for a property are reclassified into deferred financing costs at the time the transaction is completed.

The Company capitalizes its costs of software purchased for internal use and once the software is placed into service, the costs are amortized into expense on a straight-line basis over the asset’s estimated useful life, which is generally three years. As of September 30, 2015 and December 31, 2014, the Company had $924 and $948 of unamortized computer software costs, respectively. The Company recorded amortization expense of $155 and $441 on capitalized software costs during the three and nine months ended September 30, 2015, respectively. The Company recorded amortization expense of $123 and $364 on capitalized software costs during the three and nine months ended September 30, 2014, respectively.

The following table provides the weighted-average amortization period as of September 30, 2015 for capitalized software and the projected amortization expense for the next five years.

	Weighted-Average Amortization Period	October 1 to December 31, 2015	2016	2017	2018	2019
Capitalized software costs	1.7	$157	$593	$142	$32	$-
Total to be included in depreciation and amortization expense		$157	$593	$142	$32	$-

Contracts assumed by the Company pursuant to a business combination, such as asset or property management contracts, are recorded at fair value at the time of acquisition. The Company determines the fair value of the contract intangible using a discounted cash flow analysis that considers the future cash flows projected from the contract as well as the term of the contract and any renewal or termination provisions. The present value calculation utilizes a discount rate that reflects the risks associated with the contract acquired. The value of the contract intangible is amortized on a straight-line basis over the expected remaining useful term of the contract. If the contract is terminated prior to its contractual expiration and no future payments will be received, any unamortized balance of the contract intangible would be written off to property management expense. As of September 30, 2015 and December 31, 2014, the Company had $127 and $480 of unamortized contract intangible assets, respectively. The Company recorded amortization expense of $12 and $36 related to the contract intangible during the three and nine months ended September 30, 2015, respectively. The Company recorded no amortization expense related to the contract intangible during the three and nine months ended September 30, 2014. Contract intangibles are recorded in other assets on the Company’s Condensed Consolidated Balance Sheets.

The following table provides the weighted-average amortization periods as of September 30, 2015 for contract intangible assets and the projected amortization expense for the next five years.

	Weighted-Average Amortization Period	October 1 to December 31, 2015	2016	2017	2018	2019
Contract intangible asset	2.8	$12	$46	$46	$23	$-
Total to be included in property management expense		$12	$46	$46	$23	$-

Valuation of Financial Instruments

At September 30, 2015 and December 31, 2014, the Company measured its Retained CDO Bonds and derivative instruments on a recurring basis. ASC 820-10, “Fair Value Measurements and Disclosures,” among other things, establishes a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or an exit price. The level of pricing observability generally correlates to the degree of judgment utilized in measuring the fair value of financial instruments. The three broad levels defined are as follows:

Level I  — The types of financial instruments included in this category are highly liquid instruments with actively quoted prices.

Level II  — The nature of these financial instruments includes instruments for which quoted prices are available but traded less frequently and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III  — These financial instruments do not have active markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment and assumptions.

For a further discussion regarding the measurement of financial instruments see Note 9, “Fair Value of Financial Instruments.”

Revenue Recognition

Real Estate Investments

Rental revenue from leases on real estate investments is recognized on a straight-line basis over the term of the lease, regardless of when payments are contractually due. The excess of rental revenue recognized over the amounts contractually due according to the underlying leases are included in deferred revenue on the Condensed Consolidated Balance Sheets. For leases on properties that are under construction at the time of acquisition, the Company begins recognition of rental revenue upon completion of construction of the leased asset and delivery of the leased asset to the tenant.

The Company’s lease agreements with tenants also generally contain provisions that require tenants to reimburse the Company for real estate taxes, insurance costs, common area maintenance costs, and other property-related expenses. Under lease arrangements in which the Company is the primary obligor for these expenses, such amounts are recognized as both revenues and operating expenses for the Company. Under lease arrangements in which the tenant pays these expenses directly, such amounts are not included in revenues or expenses. These reimbursement amounts are recognized in the period in which the related expenses are incurred.

Investment income consists primarily of income accretion on the Company’s Retained CDO Bonds, which are measured at fair value on a quarterly basis using a discounted cash flow model. Other income includes interest income on servicing advances and interest income earned and reimbursed related to deposits the Company makes for real estate acquisitions. Interest income on servicing advances is recognized as it is earned and interest income on deposits made for pending acquisitions is recognized when the transaction closes.

The Company recognizes sales of real estate properties only upon closing. Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectability of the sale price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sale of real estate.

Asset Management Business

The Company’s asset and property management agreements may contain provisions for fees related to dispositions, administration of the assets including fees related to accounting, valuation and legal services, and management of capital improvements or projects on the underlying assets. The Company recognizes revenue for fees pursuant to its management agreements in the period in which they are earned. Management fees received prior to the date earned are included in deferred revenue on the Condensed Consolidated Balance Sheets.

Certain of the Company’s asset management contracts include provisions that may allow it to earn additional fees, generally described as incentive fees or profit participation interests, based on the achievement of a targeted valuation of the managed assets or the achievement of a certain internal rate of return on the managed assets. The Company recognizes incentive fees on its asset management contracts based upon the amount that would be due pursuant to the contract, if the contract were terminated at the reporting date. If the contract may be terminated at will, revenue will only be recognized to the amount that would be due pursuant to that termination. If the incentive fee is a fixed amount, only a proportionate share of revenue is recognized at the reporting date, with the remaining fees recognized on a straight-line basis over the measurement period. The values of incentive management fees are periodically evaluated by management.

For the three and nine months ended September 30, 2015, the Company recognized incentive fees of $111 and $3,082, respectively. For the three and nine months ended September 30, 2014, the Company recognized incentive fees of $0 and $635, respectively.

Rent Expense

Rent expense is recognized on a straight-line basis regardless of when payments are due. Accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets as of September 30, 2015 and December 31, 2014 includes an accrual for rental expense recognized in excess of amounts due at that time. Rent expense related to leasehold interests is included in property operating expenses, and rent expense related to office rentals is included in property management expense or management, general and administrative expense.

Operating and General and Administrative Expenses

Property operating expenses include insurance, property management, repairs and maintenance, security, janitorial, landscaping and other administrative expenses incurred to operate the Company’s properties as well as costs directly related to its asset management business on properties owned by third parties in both the United States and Europe.

General and administrative expenses represent costs unrelated to property operations or acquisition related costs. These expenses primarily include corporate office expenses, employee compensation and benefits as well as costs related to being a listed public company including certain audit fees, director and officer insurance, legal costs and other professional fees.

Stock-Based Compensation Plans

The Company has stock-based compensation plans, described more fully in Note 11. The Company accounts for this plan using the fair value recognition provisions. Awards of stock or restricted stock are expensed as compensation over the benefit period and may require inputs that are highly subjective and require significant management judgment and analysis to develop. The Company assumes a forfeiture rate which impacts the amount of aggregate compensation cost recognized. In accordance with the provisions of the Company’s stock-based compensation plans, the Company accepts the return of shares of the Company's common stock, at the current quoted market price to satisfy minimum statutory tax-withholding requirements related to shares that vested during the period. The Company also grants awards pursuant to its stock-based compensation plans in the form of long term investment plan, or LTIP, units, which are a class of limited partnership interests in the Company’s Operating Partnership. As of September 30, 2015 and December 31, 2014, the Company had 197,682 and 175,731 weighted-average unvested restricted shares outstanding.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of a stock option award. This model requires inputs such as expected term, expected volatility, and risk-free interest rate. These inputs are highly subjective and generally require significant analysis and judgment to develop. Compensation cost for stock options, if any, is recognized ratably over the vesting period of the award. The Company’s policy is to grant options with an exercise price equal to the quoted closing market price of its stock on the business day preceding the grant date.

The fair value of each stock option granted is estimated on the date of grant for options issued to employees, and quarterly awards to non-employees, using the Black-Scholes option-pricing model, with the following weighted average assumptions for grants in 2015 and 2014:

	2015	2014
Dividend yield	5.20%	2.50%
Expected life of option	5.0 years	5.0 years
Risk-free interest rate	1.72%	1.81%
Expected stock price volatility	29.00%	41.00%

Foreign Currency

The Company’s Gramercy Europe Asset Management operates an asset and property management business in the United Kingdom and has commitments to invest in the Gramercy European Property Fund, which invests in assets throughout Europe.

Translation

The Company has interests in the European Union and United Kingdom for which the functional currency is the euro and the British pound sterling, respectively. The Company performs the translation from the euro or the British pound sterling to the U.S. dollar for assets and liabilities using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The Company reports the gains and losses resulting from such translation as a component of other comprehensive income (loss). The Company recorded a net translation loss of ($360) and ($309) for the three and nine months ended September 30, 2015, respectively. The Company did not record a net translation gain or loss for the three and nine months ended September 30, 2014. Translation gains and losses are reclassified to earnings when the Company has substantially exited from all investments in the related currency.

During the three and nine months ended September 30, 2015, the Company entered into a net investment hedge in connection with its drawdown of $10,120 (€9,000) on the foreign currency denominated tranche of its Unsecured Credit Facility. The instrument hedges the fluctuations in the euro-U.S. dollar exchange rate for the Company’s equity investment in the Gramercy European Property Fund, which has euros as its functional currency. For the three and nine months ended September 30, 2015, the Company recorded a net gain of $61 in other comprehensive income as the portion of the currency derivative contract used to hedge the currency exposure of the Company’s joint venture investment in the Gramercy European Property Fund which qualifies as a net investment hedge under ASC Topic 815.

Transaction Gains or Losses

A transaction gain or loss realized upon settlement of a foreign currency transaction will be included in earnings for the period in which the transaction is settled. Foreign currency intercompany transactions that are scheduled for settlement are included in the determination of net income.

Intercompany foreign currency transactions of a long term nature that do not have a planned or foreseeable future settlement date, in which the entities to the transactions are consolidated or accounted for by the equity method in the Company’s financial statements, are not included in net income but are reported as a component of other comprehensive income (loss).

Net realized gains or (losses) are recognized on foreign currency transactions in connection with the transfer of cash from or to foreign operations of subsidiaries or equity investments to the parent company. For the three and nine months ended September 30, 2015, the Company recognized net realized foreign currency transaction losses of $15 and $25, respectively. The company did not recognize foreign currency transaction gains or losses during the three and nine months ended September 30, 2014.

Derivative and Hedging Instruments

In the normal course of business, the Company is exposed to the effect of interest rate and foreign exchange rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives and net investment hedges. The Company uses a variety of derivative instruments to manage, or hedge, interest rate risk and foreign currency exchange rate risk. The Company requires that derivative and hedging instruments be effective in reducing the interest rate risk or foreign currency exchange rate risk exposure that they are designated to hedge. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the contract. The Company uses a variety of commonly used derivative products that are considered “plain vanilla” derivatives, such as interest rate swaps, caps, collars and floors, as well as net investment hedges. The Company expressly prohibits the use of unconventional derivative and hedging instruments and using derivative instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

Derivatives that are not hedges must be adjusted to fair value through income. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. Derivative accounting may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of LIBOR, swap spreads and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows, provided the contract is carried through to full term.

All hedges held by the Company are deemed effective based upon the hedging objectives established by the Company’s corporate policy governing interest rate risk management. The effect of the Company’s derivative instruments on its financial statements is discussed more fully in Note 10.

Income Taxes

The Company elected to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code, beginning with its taxable year ended December 31, 2004. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income, to stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that the Company distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distributions to stockholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and the Company intends to operate in the foreseeable future in such a manner so that it will qualify as a REIT for U.S. federal income tax purposes. The Company is subject to certain state and local taxes. The Company’s TRSs are subject to federal, state, and local taxes.

For the three and nine months ended September 30, 2015, the Company recorded $985 and $2,116 of income tax expense, respectively. For the three and nine months ended September 30, 2014, the Company recorded $165 and $971 of income tax expense, respectively. Tax expense for each year is comprised of federal, state, local, and foreign taxes. Income taxes, primarily related to the Company’s TRSs, are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if the Company believes it is more likely than not that all or a portion of a deferred tax asset will not be realized. Any increase or decrease in a valuation allowance is included in the tax provision when such a change occurs.

The Company’s policy for interest and penalties, if any, on material uncertain tax positions recognized in the financial statements is to classify these as interest expense and operating expense, respectively. As of September 30, 2015 and December 31, 2014, the Company did not incur any material interest or penalties.

Earnings Per Share

The Company presents both basic and diluted earnings per share, or EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. The Company has adopted the two-class computation method, and thus includes all participating securities in the computation of basic shares for the periods in which the Company has net income available to stockholders. A participating security is defined as an unvested share-based payment award containing non-forfeitable rights to dividends regardless of whether or not the awards ultimately vest or expire. As the Company has the intent and ability to settle the debt component of the Exchangeable Senior Notes in cash and the excess conversion premium in shares, the Company only includes the effect of the excess conversion premium in the calculation of the diluted shares. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, as long as their inclusion would not be anti-dilutive.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments, debt investments and accounts receivable. The Company places its cash investments in excess of insured amounts with high quality financial institutions.

Concentrations of credit risk also arise when a number of the Company’s tenants or asset management clients are engaged in similar business activities or are subject to similar economic risks or conditions that cause their inability to meet contractual obligations to the Company. The Company regularly monitors its portfolio to assess potential concentrations of credit risk. Management believes the current credit risk portfolio is reasonably well diversified. Asset management clients KBS Real Estate Investment Trust, Inc., or KBS, and Gramercy Europe Asset Management accounted for 81% and 10% of the Company’s management fee income for the three months ended September 30, 2015, respectively, and one asset management client, KBS, accounted for 84% of the Company’s management fee income for the nine months ended September 30, 2015. One asset management client, KBS, accounted for 93% and 74% of the Company’s management fee income for the three and nine months ended September 30, 2014, respectively. Tenants Bank of America, N.A. and Healthy Way of Life II, LLC (d.b.a Life Time Fitness) accounted for 21% and 12% of the Company’s rental revenue for the three months ended September 30, 2015, respectively, and one tenant, Bank of America, N.A., accounted for 26% of the Company’s rental revenue for the nine months ended September 30, 2015. One tenant, Bank of America, N.A, accounted for 40% and 26% of the Company’s rental revenue for the three and nine months ended September 30, 2014, respectively.

Servicing Advances Receivable

Servicing advances receivable is comprised of the accrual for the reimbursement of servicing advances recognized as part of the disposal of Gramercy Finance in March 2013. The accrual for reimbursement of servicing advances includes expenses such as legal fees incurred to negotiate modifications and foreclosures on loan investments, professional fees incurred on certain loans, or fees for services such as appraisals obtained on real estate properties that served as collateral for loan investments, incurred while the Company was the collateral manager of the CDOs. These reimbursement proceeds will be realized when the related assets within the CDOs are liquidated in accordance with the terms of the collateral management and sub-special servicing agreements, which were sold in connection with the disposal of Gramercy Finance. The Company has no control over the timing of the resolution of the related assets, however, the Company earns accrued interest at the prime rate for the time that these reimbursements are outstanding. For the three and nine months ended September 30, 2015, the Company did not receive any reimbursements. For the three and nine months ended September 30, 2014, the Company received $7,418 and $7,428 of reimbursements, respectively. As of September 30, 2015 and December 31, 2014, the servicing advances receivable is $1,515 and $1,485, respectively.

The Company reviews the servicing advances receivable on a quarterly basis and determines collectability by reviewing the expected resolution and timing of the underlying assets of the CDOs. As of September 30, 2015, the Company has reviewed the outstanding servicing advances and has determined that all amounts are collectible.

Retained CDO Bonds

The Retained CDO Bonds are non-investment grade subordinate bonds, preferred shares and ordinary shares of three CDOs, which the Company retained subsequent to the disposal of Gramercy Finance. The Company considers these investments to be not of high credit quality and does not expect a full recovery of interest and principal. Therefore, the Company has suspended interest income accruals on these investments. On a quarterly basis, the Company evaluates the Retained CDO Bonds to determine whether significant changes in estimated cash flows or unrealized losses on these investments, if any, reflect a decline in value which is other-than-temporary. If there is a decrease in estimated cash flows and the investment is in an unrealized loss position, the Company will record an other-than-temporary impairment, or OTTI, in the Condensed Consolidated Statements of Operations. To determine the component of the OTTI related to expected credit losses, the Company compares the amortized cost basis of the Retained CDO Bonds to the present value of the revised expected cash flows, discounted using the pre-impairment yield. Conversely, if the security is in an unrealized gain position and there is a decrease or significant increase in expected cash flows, the Company will prospectively adjust the yield using the effective yield method.

For the three and nine months ended September 30, 2015, the Company did not recognize any OTTI on its Retained CDO Bonds on the Condensed Consolidated Statements of Operations. For the three and nine months ended September 30, 2014, the Company recognized an OTTI of $743 on its Retained CDO Bonds on the Condensed Consolidated Statements of Operations. A summary of the Company’s Retained CDO Bonds as of September 30, 2015 is as follows:

Description	Number of Securities	Face Value	Amortized Cost	Gross Unrealized Gain	Other-than-temporary impairment	Fair Value	Weighted Average Expected Life
Available for Sale, Non-investment Grade:
Retained CDO Bonds	9	$372,222	$5,905	$5,663	$-	$11,568	2.9
Total	9	$372,222	$5,905	$5,663	$-	$11,568	2.9

The following table summarizes the activity related to credit losses on the Retained CDO Bonds for the nine months ended September 30, 2014:

Balance as of December 31, 2013 of credit losses on Retained CDO Bonds for which a portion of an OTTI was recognized in other comprehensive income	$2,002
Additions to credit losses:
On Retained CDO Bonds for which an OTTI was not previously recognized	-
On Retained CDO Bonds for which an OTTI was previously recognized and a portion of an OTTI was recognized in other comprehensive income	743
On Retained CDO Bonds for which an OTTI was previously recognized without any portion of OTTI recognized in other comprehensive income	-
Reduction for credit losses:
On Retained CDO Bonds for which no OTTI was recognized in other comprehensive income at current measurement date	-
On Retained CDO Bonds sold during the period	-
On Retained CDO Bonds charged off during the period	-
For increases in cash flows expected to be collected that are recognized over the remaining life of the Retained CDO Bonds	-
Balance as of September 30, 2014 of credit losses on Retained CDO Bonds for which a portion of an OTTI was recognized in other comprehensive income	$2,745

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which revises the definition of discontinued operations by limiting discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have, or will have, a major effect on an entity's operations and financial results, removing the lack of continuing involvement criteria and requiring discontinued operations reporting for the disposal of an equity method investment that meets the definition of discontinued operations. This guidance also requires expanded disclosures for discontinued operations, including disclosure of pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The update is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014 with early adoption permitted in select instances. The Company elected to early adopt this standard effective with the interim period beginning January 1, 2015. Adoption did not have a material effect on the Company’s Condensed Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which serves to simplify the presentation of debt issuance costs in a company’s financial statements. The amendments in the update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that liability, which is consistent with the current presentation of debt discounts. The ASU only affects presentation and does not impact the recognition or measurement of debt issuance costs. The update is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest, which provides additional authoritative guidance for debt issuance costs related to line-of-credit arrangements. The update allows an entity to defer debt issuance costs from a line-of-credit arrangement, present the costs as an asset, and subsequently amortize them ratably over the term of the arrangement. The Company has not elected early adoption of the amendments in the updates and is currently evaluating the new guidance to determine the impact it may have on its Condensed Consolidated Financial Statements.

In April 2015, the FASB issued ASU 2015-05, Intangibles – Goodwill and Other – Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The amendments in the update provide guidance as to whether a company’s cloud computing arrangement includes a software license. If the arrangement includes a software license, the company should account for the software license element of the arrangement consistent with the acquisition of other software licenses and other licenses of intangible assets. The guidance does not change the accounting for service contracts. The update is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. The Company has not elected early adoption and is currently evaluating the new guidance to determine the impact it may have on its Condensed Consolidated Financial Statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments. The amendments in the update require an acquirer in a business combination to recognize adjustments to estimated amounts identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer must record the effect of the adjustments on earnings as if the accounting had been completed at the acquisition date and the acquirer must disclose in its financial statements the portion of the amounts recorded in each line item of current-period earnings that would have been recorded in previous periods if the adjustments to estimated amounts had been recognized as of the acquisition date. The update is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, with early adoption permitted for financial statements that have not been issued. The Company elected to early adopt the guidance in the third quarter of 2015. Adoption did not have a material effect on the Company’s Condensed Consolidated Financial Statements.

3. Dispositions and Assets Held for Sale

During the three and nine months ended September 30, 2015, the Company sold two and five properties, respectively. During the three and nine months ended September 30, 2014, the Company did not sell any properties. The five properties sold in 2015 include four office/banking center properties which comprised an aggregate of approximately 193,000 square feet and a specialty retail asset which comprised approximately 143,000 square feet. The Company received gross proceeds of $70,100 and $78,719 from the sales during the three and nine months ended September 30, 2015, respectively. The Company recognized $392 and $742 in gains on disposals during the three and nine months ended September 30, 2015. The Company recognized impairments of $0 and $149 during the three and nine months ended September 30, 2015, which are included within net gains on disposals on the Company’s Condensed Consolidated Statement of Operations. Three of the property sales in 2015 were structured as like-kind exchanges within the meaning of Section 1031 of the Internal Revenue Code. As a result of the sales, the Company deposited $8,619 of the total sales proceeds into an Internal Revenue Code Section 1031 exchange escrow account with a qualified intermediary. The Company then used the funds as consideration for two property acquisitions during the three and nine months ended September 30, 2015. The properties sold during the periods presented were classified as held for sale at the time of disposition, however the properties are not included in discontinued operations as they did not meet the definition of discontinued operations.

The Company had no properties classified as held for sale as of September 30, 2015 or December 31, 2014.

The following operating results for assets previously sold for the three and nine months ended September 30, 2015 and 2014 are included in discontinued operations for all periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Results:
Revenues	$19	$(25)	$(10)	$(62)
Operating expenses	(46)	5	202	(263)
Marketing, general and administrative	(14)	(21)	(175)	(197)
Net income (loss) from discontinued operations	$(41)	$(41)	$17	$(522)

Discontinued operations have not been segregated in the Condensed Consolidated Statements of Cash Flows.

4. Real Estate Investments

Property Acquisitions

During the nine months ended September 30, 2015, the Company’s property acquisitions are summarized as follows:

Property Type	Number of Properties	Square Feet	Purchase Price
Industrial (1)	25	5,010,922	$406,234
Office/banking center (1)	9	1,293,601	269,010
Specialty industrial	1	24,700	6,400
Specialty retail	10	1,330,544	300,500
Data center	2	227,953	67,948
Total	47	7,887,720	$1,050,092

(1)

The Company assumed mortgages on 17 of its property acquisitions in 2015. The unpaid principal value of the mortgages assumed at acquisition was $153,877. Refer to Note 6 for more information on the Company’s debt obligations related to acquisitions.

During the year ended December 31, 2014, the Company’s property acquisitions are summarized as follows:

Property Type	Number of Properties	Square Feet	Purchase Price
Industrial (1)	24	5,297,891	$302,349
Office/banking center (2)	72	3,669,168	494,620
Specialty industrial	4	32,469	37,300
Specialty retail	-	-	-
Data center	-	-	-
Total	100	8,999,528	$834,269

(1)

The Company assumed mortgages on four of its property acquisitions in 2014. The unpaid principal value of the mortgages assumed at acquisition was $45,607. Refer to Note 6 for more information on the Company’s debt obligations related to acquisitions.

(2)

Includes the 67 properties that comprise the Bank of America Portfolio, which the Company acquired through its acquisition of the remaining 50% equity interest of the Bank of America Portfolio joint venture on June 9, 2014. Prior to the acquisition, the Company accounted for its prior 50% equity interest in the Bank of America Portfolio as a joint venture.

The Company recorded revenues and net income for the three months ended September 30, 2015 of $1,335 and $543, respectively, related to the acquisitions during the period. The Company recorded revenues and net income for the nine months ended September 30, 2015 of $38,055 and $10,802, respectively, related to the acquisitions during the period. The Company recorded revenues and net income for the three months ended September 30, 2014 of $1,741 and $245, respectively, related to the acquisitions during the period. The Company recorded revenues and net income for the nine months ended September 30, 2014 of $5,193 and $1,398, respectively, related to the acquisitions during the period. The Company recorded revenues and net income for the three months ended September 30, 2014 of $15,646 and $2,322, respectively, related to the Bank of America Portfolio acquired on June 9, 2014. The Company recorded revenues and net income for the nine months ended September 30, 2014 of $19,102 and $2,750, respectively, related to the Bank of America Portfolio.

Property Purchase Price Allocations

The Company is currently analyzing the fair value of the lease and real estate assets of 26 of its property investments acquired in 2015 and 11 of its property investments acquired in 2014, and accordingly, the purchase price allocations are preliminary and subject to change. The initial recording of the assets is summarized as follows:

		Preliminary Allocations recorded
Period of Acquisition	Number of Acquisitions	Real Estate Assets	Intangible Assets	Intangible Liabilities
Nine Months ended September 30, 2015	26	$503,442	$65,910	$8,959
Year ended December 31, 2014	11	$115,926	$29,001	$2,396

During the nine months ended September 30, 2015 and the year ended December 31, 2014, the Company finalized the purchase price allocations for 42 and 22 properties acquired in prior periods, respectively, for which the Company had recorded preliminary purchase price allocations at the time of acquisition, excluding the Bank of America Portfolio, which is separately disclosed below. The aggregate changes from the preliminary purchase price allocations to the finalized purchase price allocations, in accordance with ASU 2015-16, which the Company adopted in the third quarter of 2015, are shown in the table below:

		Preliminary Allocations recorded			Finalized Allocations recorded
Period Purchase Price Allocation Finalized	Number of Acquisitions	Real Estate Assets	Intangible Assets	Intangible Liabilities	Real Estate Assets	Intangible Assets	Intangible Liabilities	Increase (Decrease) to Rental Revenue	Increase (Decrease) to Depreciation and Amortization Expense
Nine Months ended September 30, 2015 (1)	42	$616,373	$149,308	$26,765	$639,330	$116,181	$16,595	$(147)	$2,471
Year ended December 31, 2014	22	$248,977	$27,550	$2,236	$237,499	$40,792	$4,000	$(2,819)	$258

(1)	Allocations for the nine months ended September 30, 2015 exclude the Bank of America Portfolio, which is separately disclosed below.

Pro Forma

The following table summarizes, on an unaudited pro forma basis, the Company’s combined results of operations for the three and nine months ended September 30, 2015 and 2014 as though the acquisitions were completed on January 1, 2014. The supplemental pro forma operating data is not necessarily indicative of what the actual results of operations would have been assuming the transaction had been completed as set forth above, nor do they purport to represent the Company’s results of operations for future periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014 (1)	2015	2014 (2)
Pro forma revenues	$64,909	$40,467	$187,947	$182,203
Pro forma net income (loss) available to common stockholders (1)	$(340)	$(5,502)	$6,860	$12,424
Pro forma earnings (loss) per common share-basic	$(0.01)	$(0.19)	$0.13	$0.52
Pro forma earnings (loss) per common share-diluted	$(0.01)	$(0.19)	$0.12	$0.51
Pro forma common shares-basic	57,204,016	29,481,537	54,124,665	23,841,807
Pro forma common share-diluted	57,204,016	29,481,537	55,035,187	24,296,691

(1)	Net income for each period has been adjusted for acquisition costs related to the property acquisitions during the period.
(2)

The Company adjusted its pro forma net income for the nine months ended September 30, 2014 for the $72,345 gain on remeasurement of a previously held joint venture that was recorded in the second quarter of 2014 because it was directly related to the Company’s acquisition of the remaining 50% equity interest in the Bank of America Portfolio joint venture.

Gramercy Europe Asset Management

On December 19, 2014, the Company acquired ThreadGreen Europe Limited, a United Kingdom based property and asset management platform, which the Company subsequently renamed Gramercy Europe Asset Management, for $3,755 and the issuance of 24,133 shares of the Company’s common stock, valued at $652 as of the date of closing. The Company accounted for the acquisition utilizing the acquisition method of accounting for business combinations. During the second quarter of 2015, the Company finalized the purchase price allocation for the acquisition of Gramercy Europe Asset Management. As a result of the finalized purchase price allocation, the Company increased the allocation to assets by $190, increased the allocation to liabilities by $105, and decreased goodwill by $85. The final allocation of the purchase price included assets of $1,092, liabilities of $503, and goodwill of $3,802 recognized on the Company’s Condensed Consolidated Balance Sheet as of September 30, 2015. Additionally, the finalization of the purchase price allocation resulted in a decrease to net income of $80 to record adjustments to amortization and incentive fees on the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2015.

Bank of America Portfolio

On June 9, 2014, the Company acquired the remaining 50% equity interest in the Bank of America Portfolio joint venture. The Company accounted for the acquisition of the remaining joint venture interest utilizing the acquisition method of accounting for business combinations. The Company valued its share of the joint venture at $106,294 based upon the purchase price of Garrison Investment Group’s 50% equity interest and recognized a gain on remeasurement of a previously held equity investment of $72,345 on the Company’s Condensed Consolidated Statement of Operations for the three months ended June 30, 2014.

During the first quarter of 2015, the Company finalized the purchase price allocation for the Bank of America Portfolio. As a result of the finalized purchase price allocations, the Company increased real estate assets by $123,596,  increased intangible assets by $35,346, and increased intangible liabilities by $158,942. These final allocations resulted in an increase to rental income of $2,654 and an increase to depreciation expense of $620 to record adjustments to depreciation and amortization on the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2015.  The final allocation of the purchase price is as follows:

June 9, 2014
Assets acquired:
Real estate assets	$486,976
Cash	4,108
Accounts receivable	9,999
Intangible assets	111,193
Other assets	3,777
Total assets acquired	616,053
Liabilities assumed:
Accrued expenses	1,614
Deferred revenue	5,012
Intangible liabilities	202,783
Other liabilities	7,000
Total liabilities assumed	216,409
Total consideration paid	$399,644

5. Investments in Joint Ventures and Equity Investments

Gramercy European Property Fund

In December 2014, the Company, along with several equity investment partners, formed Gramercy European Property Fund, a private real estate investment fund, which will target single-tenant industrial, office and specialty retail assets throughout Europe. The Company has committed $55,885 (€50,000), representing an interest of approximately 19.8%. As of September 30, 2015 and December 31, 2014, the Company contributed $15,393 (€13,594) and $0 (€0) to the Gramercy European Property Fund, respectively. Of the contributions made during the nine months ended September 30, 2015, $4,559 (€4,079) was accrued as of September 30, 2015 and funded in October 2015. During the three and nine months ended September 30, 2015, the Gramercy European Property Fund acquired five and six properties, respectively, located in Germany and the Netherlands.

Bank of America Portfolio

The Company owned a 50% interest in the Bank of America Portfolio joint venture until June 9, 2014, when it acquired the remaining 50% equity interest from Garrison Investment Group. The portfolio was encumbered with a $200,000 floating rate, interest-only mortgage note maturing in 2014, collateralized by 67 properties, which was paid off at the time of the Company’s acquisition of the remaining 50% interest.

Philips Building

The Company owns a 25% interest in the equity owner of a fee interest in 200 Franklin Square Drive, a 200,000 square foot building located in Somerset, New Jersey which is 100% net leased to Philips Holdings, USA Inc., a wholly-owned subsidiary of Royal Philips Electronics, through December 2021. The property is financed by a $41,000 fixed rate mortgage note with maturity in September 2035. The loan has an anticipated repayment date in September 2015 and, as such, distributions from the property began paying down the loan in September 2015.

The Condensed Consolidated Balance Sheets for the Company’s joint ventures and equity investments at September 30, 2015 and December 31, 2014 are as follows:

	September 30, 2015	December 31, 2014
Assets:
Real estate assets, net	$158,781	$46,575
Other assets	41,709	15,225
Total assets	$200,490	$61,800
Liabilities and members' equity:
Mortgages payable	$107,737	$41,000
Other liabilities	17,892	16,602
Members' equity	74,861	4,198
Liabilities and members' equity	$200,490	$61,800

The Condensed Consolidated Statements of Operations for the joint ventures and equity investments for the three and nine months ended September 30, 2015 and 2014 or partial period for acquisitions or dispositions which closed during these periods, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015 (1)	2014 (2)	2015 (1)	2014 (2)
Revenues	$1,975	$959	$4,249	$31,689
Operating expenses	375	-	903	14,204
Acquisition expenses	5,289	-	5,289	-
Interest	700	534	1,795	5,597
Depreciation	820	312	1,658	8,358
Total expenses	7,184	846	9,645	28,159
Net income (loss) from operations	(5,209)	113	(5,396)	3,530
Loss on derivatives	(591)	-	(591)	-
Net gain (loss) on disposals	-	-	-	(215)
Provision for taxes	(178)	-	(178)	(41)
Net income (loss)	$(5,978)	$113	$(6,165)	$3,274
Company's equity in net income (loss) within continuing operations	$(1,096)	$103	$(974)	$1,856

(1) The results of operations for the three and nine months ended September 30, 2015 include the Gramercy European Property Fund’s results for the period as the equity investment was formed by the Company and several investment partners in December 2014.

(2) The results of operations for the nine months ended September 30, 2014 include the Bank of America Portfolio joint venture’s results for the period January 1, 2014 through June 9, 2014. Subsequent to the Company’s acquisition of the remaining 50% equity interest in the Bank of America Portfolio, on June 9, 2014, the results of operations for the Bank of America Portfolio are consolidated into the Company’s Condensed Consolidated Statements of Operations.

A summary of the activity during the three and nine months ended September 30, 2015 and 2014 related to the Company’s joint ventures and equity investments is as follows:

	As of September 30, 2015			As of December 31, 2014
	Gramercy European Property Fund	Philips Building	Total	Gramercy European Property Fund	Bank of America Portfolio	Philips Building	Total
Investment in joint venture or equity investment	$13,928	$-	$13,928	$-	$-	$-	$-

	Three Months ended September 30, 2015			Three Months ended September 30, 2014
	Gramercy European Property Fund	Philips Building	Total	Gramercy European Property Fund	Bank of America Portfolio	Philips Building	Total
Equity in net income (loss) of joint venture or equity investment	$(1,199)	$103	$(1,096)	$-	$-	$103	$103
Contributions to joint venture or equity investment	$12,755	$-	$12,755	$-	$-	$-	$-
Distributions from joint venture or equity investment	$-	$103	$103	$-	$-	$103	$103

	Nine Months ended September 30, 2015			Nine Months ended September 30, 2014
	Gramercy European Property Fund	Philips Building	Total	Gramercy European Property Fund	Bank of America Portfolio	Philips Building	Total
Equity in net income (loss) of joint venture or equity investment	$(1,283)	$309	$(974)	$-	$1,547	$309	$1,856
Contributions to joint venture or equity investment	$15,393	$-	$15,393	$-	$-	$-	$-
Distributions from joint venture or equity investment	$-	$309	$309	$-	$6,800	$309	$7,109

6. Debt Obligations

Secured Debt

Mortgage Loans

Certain real estate assets are subject to mortgage liens. During the nine months ended September 30, 2015, the Company assumed $153,877 of non-recourse mortgages in connection with 17 real estate acquisitions. During the year ended December 31, 2014, the Company assumed $45,607 of non-recourse mortgages in connection with four real estate acquisitions. The Company was in compliance with the covenants under the mortgages at September 30, 2015. The following is a summary of the Company’s secured financing arrangements as of September 30, 2015:

	Encumbered Properties	Balance	Interest Rate	Weighted-average Effective Interest Rate	Weighted-average Maturity
Fixed-rate mortgages	27	$292,330	3.28% to 7.46%	5.39%	October 2016 to June 2029
Variable-rate mortgages (1)	1	15,559	1 Month LIBOR + 2.10%	2.26%	December 2020
Total secured financings	28	$307,889
Above market interest		10,985
Balance at September 30, 2015	28	$318,874

(1)

The floating interest rate on this mortgage is hedged by an interest rate swap which has a maturity date of December 2020. Refer to Note 10 for further information on hedging and the Company’s derivative instruments.

The following is a summary of the Company’s secured financing arrangements as of December 31, 2014:

	Encumbered Properties	Balance	Interest Rate	Weighted-average Effective Interest Rate	Weighted-average Maturity
Fixed-rate mortgages	10	$142,279	3.28% to 7.46%	5.41%	October 2016 to June 2029
Variable-rate mortgages (1)	1	15,782	1 Month LIBOR + 2.10%	2.26%	December 2020
Total secured financings	11	$158,061
Above market interest		3,581
Balance at December 31, 2014	11	$161,642

(1)

The floating interest rate on this mortgage is hedged by an interest rate swap which has a maturity date of December 2020. Refer to Note 10 for further information on hedging and the Company’s derivative instruments.

Secured Credit Facility

The Company’s $150,000 senior secured credit facility, or Secured Credit Facility, effective as of September 2013, was terminated on June 9, 2014. The Secured Credit Facility originally had a borrowing capacity of $100,000 until February 2014, when the Company exercised the $50,000 accordion feature, which increased its borrowing capacity to $150,000. The Secured Credit Facility had an initial borrowing rate of LIBOR plus 1.90%.

Unsecured Debt

Unsecured Credit Facility and Term Loan

On June 9, 2014, the Company entered into a $400,000 unsecured credit facility consisting of a $200,000 senior term loan, or the Term Loan, and a $200,000 senior revolving credit facility, or the Unsecured Credit Facility. In January 2015, the Company expanded the Unsecured Credit Facility, increasing the revolving borrowing capacity from $200,000 to $400,000 and the accordion feature by $200,000, which if exercised in full would bring the total borrowing capacity under the Unsecured Credit Facility and Term Loan to $1,000,000. In May 2015, the Company amended the revolving borrowing capacity to bifurcate the Unsecured Credit Facility into a $350,000 tranche denominated in U.S. dollars and a $50,000 tranche that may be denominated in certain foreign currencies. In July 2015, the Company expanded the Term Loan from $200,000 to $300,000 and exercised a portion of the accordion feature in the Unsecured Credit Facility to increase the borrowing capacity under the U.S denominated tranche of the Unsecured Credit Facility from $350,000 to $450,000. In September 2015, the Company borrowed $10,120 (€9,000) under the foreign currency denominated tranche of the Unsecured Credit Facility. The Company designated the euro loan as a net investment hedge to mitigate the risk from fluctuations in foreign currency exchange rates. Refer to Note 10, Derivative Instruments, for further information on the net investment hedge. The Term Loan expires in June 2019 and the Unsecured Credit Facility expires in June 2018, but may be extended for an additional year upon the payment of applicable fees and satisfaction of certain customary conditions.

Interest on outstanding balances on the Term Loan and advances made on the Unsecured Credit Facility is incurred at a floating rate based upon LIBOR plus an applicable margin ranging from 1.35% to 2.05%, depending on the Company’s total leverage ratio. The Term Loan has a borrowing rate of one-month USD LIBOR plus 1.45%, the Unsecured Credit Facility tranche denominated in U.S. dollars has a borrowing rate of one-month USD LIBOR plus 1.50%, and the Unsecured Credit Facility tranche denominated in foreign currencies has a borrowing rate of one-month EURIBOR plus 1.50%. In connection with the $200,000 original Term Loan, the Company also entered into a fixed rate swap agreement with the lender, JP Morgan Chase Bank, N.A., which has been designated as an effective cash flow hedge resulting in a combined effective fixed rate of 3.42% which equals the hedge interest rate of 1.82% plus the applicable base rate of 1.60%.

The Term Loan and the Unsecured Credit Facility are guaranteed by Gramercy Property Trust Inc. and certain subsidiaries. The facilities include a series of financial and other covenants that the Company must comply with in order to borrow under the facilities, and the Company is also subject to the restrictions contained in the Merger Agreement. The Company was in compliance with the covenants under the facilities at September 30, 2015. As of September 30, 2015, there were borrowings of $300,000 outstanding under the Term Loan and borrowings of $270,059 outstanding under the Unsecured Credit Facility.

Exchangeable Senior Notes

On March 24, 2014, the Company issued $115,000 of 3.75% Exchangeable Senior Notes. The Exchangeable Senior Notes are senior unsecured obligations of the Operating Partnership and are guaranteed by the Company on a senior unsecured basis. The Exchangeable Senior Notes mature on March 15, 2019 and will be exchangeable, under certain circumstances, for cash, for shares of the Company’s common stock or for a combination of cash and shares of the Company’s common stock, at the Company’s election. The Exchangeable Senior Notes will also be exchangeable prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, at any time beginning on December 15, 2018, and also upon the occurrence of certain events. On or after March 20, 2017, in certain circumstances, the Company may redeem all or part of the Exchangeable Senior Notes for cash at a price equal to 100% of the principal amount of the Exchangeable Senior Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. As a result of transactions contemplated by the Merger Agreement, the Exchangeable Senior Notes became exchangeable at the option of the holder commencing August 13, 2015 and will remain exchangeable through 35 trading days following the consummation of the Merger, if the Merger is consummated, in each case, in accordance with the terms of the indenture governing the Exchangeable Senior Notes. As of the period ended September 30, 2015, no holders elected to exercise the aforementioned exchange option.

The Exchangeable Senior Notes have a current exchange rate of 40.3832 shares of the Company’s common stock per $1.0 principal amount of the Exchangeable Senior Notes, representing an exchange price of approximately $24.76 per share of the Company’s common stock. The exchange rate is subject to adjustment under certain circumstances.

Due to the New York Stock Exchange’s limitation on the issuance of more than 19.99% of a company’s common stock outstanding without shareholder approval for issuances above this threshold, the embedded exchange option in the Exchangeable Senior Notes did not qualify for equity classification at the time of issuance. Instead, it was accounted for as a derivative liability upon issuance. As such, the value of the Exchangeable Senior Notes’ conversion options was recorded as a derivative liability on the balance sheet upon issuance of the Exchangeable Senior Notes. On June 26, 2014, the Company obtained the appropriate shareholder approval, and reclassified the embedded exchange option at a fair value of $11,726 into additional paid-in-capital within stockholders’ equity and recorded a loss on derivative of $3,415 on the Condensed Consolidated Statements of Operations.

Combined aggregate principal maturities of the Company's unsecured debt obligations, non-recourse mortgages and Exchangeable Senior Notes, in addition to associated interest payments, as of September 30, 2015 are as follows:

	Unsecured Debt	Mortgage Notes Payable	Exchangeable Senior Notes	Interest Payments	Total
October 1 through December 31, 2015	$-	$1,661	$-	$7,401	$9,062
2016	-	28,200	-	33,708	61,908
2017	-	22,004	-	31,729	53,733
2018	270,059	35,045	-	27,582	332,686
2019	300,000	17,422	115,000	17,342	449,764
Thereafter	-	203,557	-	17,888	221,445
Above market interest	-	-	-	4,982	4,982
Total	$570,059	$307,889	$115,000	$140,632	$1,133,580

7. Leasing Agreements

The Company’s properties are leased to tenants under operating leases with expiration dates extending through the year 2039. These leases generally contain rent increases and renewal options.

Future minimum rental revenue under non-cancelable leases excluding reimbursements for operating expenses as of September 30, 2015 are as follows:

Operating Leases
October 1 through December 31, 2015	$39,901
2016	162,019
2017	161,244
2018	157,675
2019	149,791
Thereafter	1,024,402
Total minimum lease rental income	$1,695,032

8. Transactions with Director Related Entities and Related Parties

The Company’s CEO, Gordon F. DuGan, is on the board of directors of the Gramercy European Property Fund and has committed approximately $1,500 (€1,250) in capital to the Gramercy European Property Fund. The two Managing Directors of Gramercy Europe Asset Management have collectively committed approximately $1,500 (€1,250) in capital to the Gramercy European Property Fund.

The Company acquired three properties in January 2015 in an arms-length transaction from affiliates of KTR Capital Partners, a private industrial real estate investment company, for which one of the Company’s directors, Jeffrey Kelter, serves as Chief Executive Officer and Chairman of the Board. The properties are located in Milwaukee, Wisconsin, comprise an aggregate 450,000 square feet and were acquired for an aggregate purchase price of approximately $19,750.

In June 2014, the Company signed a lease agreement with 521 Fifth Fee Owner LLC, an affiliate of SL Green Realty Corp. (NYSE: SLG), or SL Green, for new corporate office space located at 521 Fifth Avenue, 30th Floor, New York, New York. The lease commenced in September 2013, is for approximately 6,580 square feet and expires in 2023 with rents of approximately $368 per annum for year one rising to $466 per annum in year ten. The Company paid $94 and $282 under the lease for the three and nine months ended September 30, 2015, respectively. The Company paid $92 and $276 under the lease for the three and nine months ended September 30, 2014, respectively.

The Chief Executive Officer of SL Green, Marc Holliday, was one of the Company’s directors until September 30, 2014, when he resigned effective immediately as a member of the Company’s board of directors. There was no disagreement between the Company and the director on any matter relating to the Company’s operations, policies or practices.

9. Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based upon the application of discount rates to estimated future cash flows based upon market yields or by using other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.

The following table presents the carrying value in the financial statements, and approximate fair value of financial instruments at September 30, 2015 and December 31, 2014:

	September 30, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Retained CDO Bonds (1), (2)	$11,568	$11,568	$4,293	$4,293
Marketable securities (3)	$-	$-	$165,001	$165,001
Financial liabilities:
Derivative instruments	$6,437	$6,437	$3,189	$3,189
Long term debt
Term Loan (2)	$300,000	$300,263	$200,000	$199,997
Unsecured Credit Facility (2)	$270,059	$270,561	$-	$-
Mortgage notes payable (2)	$318,874	$328,254	$161,642	$165,907
Exchangeable Senior Notes (2)	$108,997	$116,760	$107,836	$116,064

(1)

Retained CDO Bonds represent the CDOs’ subordinate bonds, preferred shares, and ordinary shares, which were retained subsequent to the disposal of Gramercy Finance and were previously eliminated in consolidation.

(2)

Long term debt instruments are classified as Level III due to the significance of unobservable inputs which are based upon management assumptions. Refer to Note 6 for more information on the long term debt instruments.

(3)	Marketable securities represent the Company’s investment in U.S. treasury securities, which are classified in cash and cash equivalents on the Condensed Consolidated Balance Sheets.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

Cash and cash equivalents, marketable securities, accrued interest, and accounts payable: These balances in the Condensed Consolidated Financial Statements reasonably approximate their fair values due to the short maturities of these items.

Retained CDO Bonds: Non-investment grade, subordinate CDO bonds, preferred shares and ordinary shares are presented on the Condensed Consolidated Financial Statements at fair value. The fair value is determined by an internally developed discounted cash flow model.

Derivative instruments: The Company’s derivative instruments, which are primarily comprised of interest rate swap agreements, are carried at fair value in the Condensed Consolidated Financial Statements. The fair values of the interest rate swaps are determined based upon third-party valuations. Refer to Note 10 for more information on the derivative instruments.

Mortgage notes payable, Term Loan, Unsecured Credit Facility, and Secured Credit Facility: These instruments are presented in the Condensed Consolidated Financial Statements at amortized cost and not at fair value. The fair value of each instrument is estimated by a discounted cash flows model, using discount rates that best reflect current market rates for financings with similar characteristics and credit quality. The amortization of mortgage premiums or discounts is recorded in interest expense on the Condensed Consolidated Statements of Operations. Refer to Note 6 for more information on these instruments.

Exchangeable Senior Notes: The Exchangeable Senior Notes are presented at amortized cost on the Condensed Consolidated Financial Statements. The fair value is determined based upon a discounted cash-flow methodology using discount rates that best reflect current market rates for instruments with similar with characteristics and credit quality. Refer to Note 6 for more information on the Exchangeable Senior Notes.

Disclosure about fair value of financial instruments is based on pertinent information available to the Company at September 30, 2015 and December 31, 2014. Although the Company is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for the purpose of these financial statements since September 30, 2015 and December 31, 2014, and current estimates of fair value may differ significantly from the amounts presented herein.

The following discussion of fair value was determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, fair values are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment and the Company evaluates its hierarchy disclosures each quarter.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the table below based upon the lowest level of significant input to the valuations.

At September 30, 2015	Total	Level I	Level II	Level III
Financial Assets:
Retained CDO Bonds:
Non-investment grade, subordinate CDO bonds	$11,568	$-	$-	$11,568
	$11,568	$-	$-	$11,568

Financial Liabilities:
Derivative instruments:
Interest rate swaps	$6,437	$-	$-	$6,437
	$6,437	$-	$-	$6,437

At December 31, 2014	Total	Level I	Level II	Level III
Financial Assets:
Retained CDO Bonds:
Non-investment grade, subordinate CDO bonds	$4,293	$-	$-	$4,293
Marketable securities:
U.S. Treasury securities	165,001	165,001	-	-
	$169,294	$165,001	$-	$4,293

Financial Liabilities:
Derivative instruments:
Interest rate swaps	$3,189	$-	$-	$3,189
	$3,189	$-	$-	$3,189

Derivative instruments :  Interest rate swaps were valued with the assistance of a third-party derivative specialist, who uses a combination of observable market-based inputs, such as interest rate curves, and unobservable inputs which require significant judgment such as the credit valuation adjustments due to the risk of non-performance by both the Company and its counterparties. The fair value of derivatives classified as Level III are most sensitive to the credit valuation adjustment as all or a portion of the credit valuation adjustment may be reversed or otherwise adjusted in future periods in the event of changes in the credit risk of the Company or its counterparties.

Total losses from derivatives for the three and nine months ended September 30, 2015 were $2,584 and $3,248, respectively, in accumulated other comprehensive income (loss). Total losses (gains) from derivatives for the three and nine months ended September 30, 2014 were ($1,031) and $1,172, respectively, in accumulated other comprehensive income (loss). During the nine months ended September 30, 2014, the Company entered into one interest rate swap.

Retained CDO Bonds :  Retained CDO Bonds are valued on a recurring basis using an internally developed discounted cash flow model. Management estimates the timing and amount of cash flows expected to be collected and applies a discount rate equal to the yield that the Company would expect to pay for similar securities with similar risks at the valuation date. Future expected cash flows generated by management require significant assumptions and judgment regarding the expected resolution of the underlying collateral, which includes loan investments, real estate investments, and collateralized mortgage-backed securities. The resolution of the underlying collateral requires further management assumptions regarding capitalization rates, lease-up periods, future occupancy rates, market rental rates, holding periods, capital improvements, net property operating income, timing of workouts and recoveries, loan loss severities and other factors. The models are most sensitive to the unobservable inputs such as the timing of a loan default or property sale and the severity of loan losses. Due to the inherent uncertainty in the determination of fair value, the Company has designated its Retained CDO Bonds as Level III.

Quantitative information regarding the valuation techniques and the range of significant unobservable Level III inputs used to determine fair value measurements on a recurring basis as of September 30, 2015 are:

	At September 30, 2015
Financial Asset or Liability	Fair Value	Valuation Technique	Unobservable Inputs	Range
Non-investment grade, subordinate CDO bonds	$11,568	Discounted cash flows	Discount rate	20.00%
Interest rate swaps	$6,437	Hypothetical derivative method	Credit borrowing spread	199 to 240 basis points

The following table reconciles the beginning and ending balances of financial assets measured at fair value on a recurring basis using Level III inputs:

Retained CDO Bonds
Balance as of December 31, 2014	$4,293
Amortization of discounts or premiums	1,146
Adjustments to fair value:
Included in other comprehensive income	6,129
Other-than-temporary impairments	-
Balance as of September 30, 2015	$11,568

The following rollforward table reconciles the beginning and ending balances of financial liabilities measured at fair value on a recurring basis using Level III inputs:

Derivative Instruments
Balance as of December 31, 2014	$3,189
Adjustments to fair value:
Unrealized loss on derivatives	3,248
Balance as of September 30, 2015	$6,437

Fair Value on a Non-Recurring Basis

The Company did not measure any of its financial instruments on a non-recurring basis as of September 30, 2015 or December 31, 2014.

10. Derivative and Hedging Instruments

The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. As of September 30, 2015, the Company’s derivative instruments consist of interest rate swaps, which are cash flow hedges. Changes in the fair value of the derivatives are recognized in other comprehensive income (loss) until the hedged item expires or is recognized in earnings. Borrowings on the Company’s foreign currency denominated tranche of the Unsecured Credit Facility, which are designated as net investment hedges, are recognized at par value based on the exchange rate in effect on the date of the draw. Subsequent changes in the exchange rate of the Company’s net investment hedge are recognized as part of the cumulative foreign currency translation adjustment within other comprehensive income (loss). The ineffective portion of a derivative or hedging instrument will be immediately recognized in earnings. Derivative accounting may increase or decrease reported net income and stockholders’ equity, depending on future levels of LIBOR interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows, provided the contract is carried through to full term.

The following table summarizes the notional and fair value of the Company’s derivative and hedging instruments at September 30, 2015. The notional value is an indication of the extent of the Company’s involvement in this instrument at that time, but does not represent exposure to credit, interest rate or market risks:

	Benchmark Rate	Notional Value		Strike Rate	Effective Date	Expiration Date	Carrying Value
Assets of Non-VIEs:
Interest Rate Swap	1 mo. USD-LIBOR-BBA	15,559	USD	4.55%	12/19/13	12/19/20	$(858)
Interest Rate Swap	1 mo. USD-LIBOR-BBA	200,000	USD	1.82%	09/09/14	06/09/19	(5,579)
Net Investment Hedge in Gramercy European Property Fund	EUR-USD exchange rate	9,000	Euros	N/A	09/28/15	N/A	10,059
Total							$3,622

Through its interest rate swaps, the Company is hedging exposure to variability in future interest payments on its debt facilities. At September 30, 2015, the interest rate swap derivative instruments were reported at their fair value as a net liability of $6,437.  No gain or loss was recognized with respect to hedge ineffectiveness or to amounts excluded from ineffectiveness for the three and nine months ended September 30, 2015 and 2014. At December 31, 2014, the interest rate swap derivative instruments were reported at their fair value as a net liability of $3,189. Over time, the realized and unrealized gains and losses held in accumulated other comprehensive income will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. During the next 12 months, the Company expects that $3,151 will be reclassified from other comprehensive income as an increase in interest expense.

Through its net investment hedge, which was entered into in September 2015, the Company is hedging exposure to changes in the euro-U.S. dollar exchange rate of its net equity investment in the Gramercy European Property Fund, which has euros as its functional currency. At September 30, 2015, the net investment hedge was reported at its carrying value as a net liability of $10,059, which is included in the balance of the Unsecured Credit Facility on the Condensed Consolidated Balance Sheets. During the three and nine months ended September 30, 2015, the Company recorded a net gain of $61 in other comprehensive income from the impact of exchange rates related to the net investment hedge. No gain or loss was recognized with respect to hedge ineffectiveness or to amounts excluded from ineffectiveness for the three and nine months ended September 30, 2015 and 2014. When the net investment is sold or substantially liquidated, the balance of the translation adjustment accumulated in other comprehensive income will be reclassified into earnings.

11. Stockholders’ Equity

The Company’s authorized capital stock consists of 230,000,000 shares, $0.001 par value per share, of which the Company is authorized to issue up to 200,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, par value $0.001 per share and 5,000,000 shares of excess stock, $0.001 par value per share. As of September 30, 2015, 57,493,902 shares of common stock, 3,500,000 shares of preferred stock and no shares of excess stock were issued and outstanding, respectively.

In February 2015, the Company’s board of directors approved a 1-for-4 reverse stock split of its common stock and outstanding OP Units. The reverse stock split was effective after the close of trading on March 20, 2015, and the Company’s common stock began trading on a reverse split-adjusted basis on the New York Stock Exchange on March 23, 2015. No fractional shares were issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares received, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of the Company’s common stock on the New York Stock Exchange for the three consecutive trading days ending on March 20, 2015. The reverse stock split applied to all of the Company’s outstanding shares of common stock and therefore did not affect any stockholder’s relative ownership percentage.

In March 2015, the Company’s board of directors authorized and the Company declared a dividend of $0.20 per common share for the first quarter of 2015, which was paid on April 15, 2015 to holders of record as of March 31, 2015. In June 2015, the Company’s board of directors authorized and the Company declared a dividend of $0.22 per common share for the second quarter of 2015, which was paid on July 15, 2015 to holders of record as of June 30, 2015. In September 2015, the Company’s board of directors authorized and the Company declared a dividend of $0.22 per common share for the third quarter of 2015, which was paid October 15, 2015 to holders of record as of September 30, 2015.

In April 2015, the Company completed an underwritten public offering of 9,775,000 shares of its common stock, which includes the exercise in full by the underwriters of their option to purchase up to 1,275,000 additional shares of common stock. The shares of common stock were issued at a public offering price of $27.75 per share and the net proceeds from the offering were approximately $259,325, after expenses.

On June 23, 2015, the stockholders of the Company approved Articles of Amendment to the Company’s Articles of Incorporation decreasing the number of authorized shares of Company common stock from 400,000,000 shares to 200,000,000 shares. The Articles of Amendment were filed with the Maryland State Department of Assessments and Taxation on June 23, 2015 and became effective on that date.

At-The-Market Equity Offering Program

In September 2014, the Company entered into an “at-the-market” equity offering program, or ATM Program, to issue an aggregate of up to $100,000 of the Company's common stock, subject to the requirements of the Merger Agreement. During the three and nine months ended September 30, 2015, the Company sold zero and 656,711 shares of its common stock through the ATM Program for $0 and $18,292 of net proceeds after related expenses.

Preferred Stock

The Company has 3,500,000 shares of its 7.125% Series B Preferred Stock, or Series B Preferred Stock, outstanding with a mandatory liquidation preference of $25.00 per share. Holders of the Series B Preferred Stock are entitled to receive annual dividends of $1.78125 per share on a quarterly basis and dividends are cumulative, subject to certain provisions. On or after August 15, 2019, the Company can, at its option, redeem the Series B Preferred Stock at par for cash. As of September 30, 2015 and December 31, 2014, the Company has no accrued Series B Preferred Stock dividends.

Equity Incentive Plans

As part of the Company’s initial public offering, the Company instituted its 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan, as amended, authorized (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, or ISOs, (ii) the grant of stock options that do not qualify, or NQSOs, (iii) grants of shares of restricted common stock, (iv) grants of phantom shares, (v) dividend equivalent rights, and (vi) other equity-based awards. The exercise price of stock options was to be determined by the compensation committee, but could not be less than 100% of the fair market value of the shares of common stock on the date of grant. The 2004 Equity Incentive Plan expired by its terms in July 2014, the ten-year anniversary of adoption of the Plan by the Company’s board of directors.

In June 2012, the Company adopted the 2012 Inducement Equity Incentive Plan in connection with the hiring of Gordon F. DuGan, Benjamin P. Harris, and Nicholas L. Pell, who joined the Company on July 1, 2012 as Chief Executive Officer, President and Managing Director, respectively.  The 2012 Inducement Equity Incentive Plan authorizes the grant of (i) NQSOs, (ii) shares of restricted stock, (iii) phantom shares, (iv) dividend equivalent rights and (v) other forms of equity-based award, including LTIP units, as “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual to newly hired eligible officers and employees. The 2012 Inducement Equity Incentive Plan terminates on the ten year anniversary of its approval by the Company’s board of directors, unless sooner terminated.

In July 2012, the Company adopted the 2012 Long-Term Outperformance Plan, which provides that if certain performance goals are achieved and other conditions are met, LTIP units would be issued to, among others, Gordon F. DuGan, Benjamin P. Harris, and Nicholas L. Pell under the 2012 Inducement Equity Incentive Plan and to Jon W. Clark and Edward J. Matey Jr. under the 2012 Equity Incentive Plan.

In June 2015, the Company instituted its 2015 Equity Incentive Plan, which was approved by the Company’s board of directors and stockholders. Subject to the restrictions contained in the Merger Agreement, the 2015 Equity Incentive Plan allows for the following awards to be made: (i) ISOs, (ii) NQSOs, (iii) stock appreciation rights, or SARs, (iv) stock awards, (v) phantom shares and dividend equivalents, and (vi) other equity awards, including LTIP units is 3,200,000 shares, subject to adjustment in certain circumstances. The shares of common stock that are issued or transferred under the 2015 Equity Incentive Plan may be authorized but unissued shares of the Company’s common stock or reacquired shares of the Company’s common stock, including shares of the Company’s common stock purchased by it on the open market for purposes of the 2015 Equity Incentive Plan. The 2015 Equity Incentive Plan became effective in June 2015 and will terminate on the day immediately preceding the tenth anniversary of its effective date, unless sooner terminated by the Board.

In connection with the adoption of the 2015 Equity Incentive Plan, four Gramercy executives and three Gramercy non-executives were issued a total of 96,697 restricted shares in June 2015,  50% of which will vest on each of the fourth and fifth anniversaries of the grant date, subject to continued employment. At September 30, 2015, 3,044,192 shares of common stock were available for issuance under the 2015 Equity Incentive Plan.

Through September 30, 2015, 646,403 restricted shares had been issued under the Equity Incentive Plans, of which 66% have vested. Except for certain performance based awards, the vested and unvested shares are currently entitled to receive distributions on common stock if declared by the Company. Holders of restricted shares are prohibited from selling such shares until they vest but are provided the ability to vote such shares beginning on the date of grant. Compensation expense of $416 and $914 was recorded for the three and nine months ended September 30, 2015, respectively, and compensation expense of $245 and $705 was recorded for the three and nine months ended September 30, 2014, respectively, related to the issuance of restricted shares. Compensation expense of $5,144 will be recorded over the course of the next 41 months representing the remaining weighted average vesting period of equity awards issued under the Equity Incentive Plans as of September 30, 2015.

Concurrently with execution of the Merger Agreement between the Company and Chambers Street on July 1, 2015, the Company entered into agreements with, among others, Gordon F. DuGan, Benjamin P. Harris, Nicholas L. Pell, Jon W. Clark, and Edward J. Matey Jr., pursuant to which they agreed that if the Merger is complete, the Merger will not constitute a change in control for purposes of the Company’s 2012 Long-Term Outperformance Plan and they agreed to waive any right to have the Merger treated as a change in control for such purposes. The LTIP units granted under the 2012 Inducement Equity Incentive Plan and 2004 Equity Incentive Plan for purposes of the Company’s 2012 Long-Term Outperformance Plan had a fair value of $2,715 on the date of grant, which was calculated in accordance with ASC 718. The Company used a probabilistic valuation approach to estimate the inherent uncertainty that the LTIP units may have with respect to the Company’s common stock. Compensation expense of $488 and $1,464 was recorded for the three and nine months ended September 30, 2015, respectively, and compensation expense of $488 and $1,082 was recorded for the three and nine months ended September 30, 2014, respectively, for the 2012 Long-Term Outperformance Plan. Compensation expense of $3,182 will be recorded over the course of the next 20 months, representing the remaining weighted average vesting period of the awards issued under the 2012 Long-Term Outperformance Plan as of September 30, 2015.

As of September 30, 2015, there were approximately 161,400 phantom shares outstanding, of which 157,650 phantom shares are vested.

Earnings per Share

The Company has adopted the two-class computation method, and thus includes all participating securities in the computation of basic shares for the periods in which the Company has net income available to common stockholders. A participating security is defined as an unvested share-based payment award containing non-forfeitable rights to dividends regardless of whether or not the awards ultimately vest or expire. Net losses are not allocated to participating securities unless the holder has a contractual obligation to share in the losses.

Earnings per share for the three and nine months ended September 30, 2015 and 2014 are computed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Numerator - Income (loss):
Net income (loss) from continuing operations	$2,051	$(2,417)	$1,669	$60,914
Net income (loss) from discontinued operations	(41)	(41)	17	(522)
Net income (loss)	2,010	(2,458)	1,686	60,392
Net (income) loss attributable to noncontrolling interest	(20)	104	43	104
Preferred stock redemption costs	-	(2,912)	-	(2,912)
Preferred stock dividends	(1,559)	(2,192)	(4,676)	(5,773)
Net income (loss) available to common stockholders	$431	$(7,458)	$(2,947)	$51,811
Denominator-Weighted average shares:
Weighted average basic shares outstanding	57,666,780	29,481,537	53,226,406	23,702,710
Effect of dilutive securities:
Unvested share based payment awards	528,730	-	-	293,477
Options	11,905	-	-	16,489
Phantom shares	161,400	-	-	144,918
OP Units	469,868	-	-	139,097
Exchangeable Senior Notes	-	-	-	-
Diluted Shares	58,838,683	29,481,537	53,226,406	24,296,691

Diluted income (loss) per share assumes the conversion of all common share equivalents into an equivalent number of common shares if the effect is not anti-dilutive. Options were computed using the treasury share method. The Company only includes the effect of the excess conversion premium in the calculation of diluted earnings per share, as the Company has the intent and ability to settle the debt component of the Exchangeable Senior Notes in cash and the excess conversion premium in shares. The weighted average price of the Company’s common stock was below the exchange price of $24.76 for the three months ended September 30, 2015 and above the exchange price of $24.76 for the nine months ended September 30, 2015. Therefore, there is no potential dilutive effect for the three months ended September 30, 2015, however there is a potential dilutive effect of the excess conversion premium for the nine months ended September 30, 2015, however due to the Company’s net loss from continuing operations excluding amounts attributable to noncontrolling interest and adjusted for preferred dividends declared for the nine months ended September 30, 2015, this effect was excluded from the calculation of diluted earnings per share because it is anti-dilutive.

For the nine months ended September 30, 2015, 13,990 share options, 931,012 unvested share based payment awards, 161,400 phantom shares,  495,977 OP Units, and 206,402 Exchangeable Senior Notes were computed using the treasury share method, which due to the net loss available to common stockholders were anti-dilutive. For the three months ended September 30, 2014, 17,491 share options, 572,469 unvested share based payment awards, 144,918 phantom shares, and 412,754 OP Units were computed using the treasury share method, which due to the net loss available to common stockholders were anti-dilutive. For the nine months ended September 30, 2015, the Company excluded unvested restricted stock awards of 402,282 from its weighted average basic shares outstanding due to the net loss from continuing operations excluding amounts attributable to noncontrolling interest and adjusted for preferred dividends declared during the period. For the three months ended September 30, 2014, the Company excluded unvested restricted stock awards of 278,992 from its weighted average basic shares outstanding due to the net loss from continuing operations excluding amounts attributable to noncontrolling interest and adjusted for preferred dividends declared during the period.

Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) as of September 30, 2015 and December 31, 2014 is comprised of the following:

	September 30, 2015	December 31, 2014
Net unrealized loss on derivative instruments	$(6,437)	$(3,189)
Net unrealized gain (loss) on debt securities	5,663	(466)
Foreign currency translation adjustments:
Gain on net investment hedge (1)	61	-
Other foreign currency translation adjustments	(418)	(48)
Total accumulated other comprehensive income	$(1,131)	$(3,703)

(1)    The Company's net investment hedge related to its net investment in the Gramercy European Property Fund is included in the foreign currency translation adjustments within other comprehensive income.

12. Noncontrolling Interests

Noncontrolling interests represent the common units of limited partnership interest in the Company’s Operating Partnership, or OP Units, not held by the Company as well as third party equity interests in the Company’s other consolidated subsidiaries. OP Units may be redeemed for one unit of the Company’s common stock. The redemption rights are outside of the Company’s control and thus, the OP Units are classified as a component of temporary equity and are shown in the mezzanine equity section of the Company’s Condensed Consolidated Financial Statements. Noncontrolling interests in the Company’s other consolidated subsidiaries are shown in the equity section of the Company’s Condensed Consolidated Financial Statements.

Common Units of Limited Partnership Interest in the Operating Partnership

On July 31, 2014, the Company issued 944,601 OP Units in connection with the acquisition of three properties during the period. Each OP Unit may be redeemed at the election of the holder for cash equal to the then fair market value of a share of the Company’s common stock, par value $0.001 per share, except that the Company may, at its election, acquire each OP Unit for one share of the Company’s common stock. The OP Unit holders do not have any obligation to provide additional contributions to the Operating Partnership, nor do they have any decision making powers or control over the Operating Partnership’s business. The OP Unit holders do not have voting rights; however, they are entitled to share in dividends. On March 20, 2015, the Operating Partnership completed a 1-for-4 reverse stock split of its outstanding OP Units and common stock.

As of September 30, 2015, the OP Unit holders owned 0.81% or 469,868 OP Units. At September 30, 2015, 469,868 shares of the Company’s common stock were reserved for issuance upon redemption of units of limited partnership interest of the Operating Partnership.

OP Units are recorded at the greater of cost basis or fair market value based on the closing stock price of the Company’s common stock at the end of the reporting period. As of September 30, 2015 and December 31, 2014, the carrying value of the OP Units was $11,277 and $16,129, respectively. The Company attributes a portion of its net income (loss) during each reporting period to noncontrolling interest based on the percentage ownership of OP Unit holders relative to the Company’s total outstanding shares of common stock and OP Units. The Company recognizes changes in fair value in the OP Units through retained earnings, however decreases in fair value are recognized only to the extent that increases to the amount in temporary equity were previously recorded. The Company’s diluted earnings per share includes the effect of any potential shares outstanding from redemption of the OP Units.

Below is the rollforward analysis of the activity relating to the noncontrolling interests in the Operating Partnership as of September 30, 2015:

Noncontrolling Interest
Balance as of December 31, 2014	$16,129
Issuance of noncontrolling interests in the operating partnership	-
Redemption of noncontrolling interests in the operating partnership	(3,127)
Net loss attribution	(30)
Fair value adjustments	(1,390)
Distributions	(305)
Balance as of September 30, 2015	$11,277

Interests in Other Operating Partnerships

In connection with the Company’s December 2014 investment in the Gramercy European Property Fund, the Company acquired a 50% equity interest in European Fund Manager, which provides investment and asset management services to Gramercy European Property Fund. European Fund Manager is a VIE of the Company and is consolidated into its Condensed Consolidated Financial Statements. Refer to Note 2 for further discussion of the VIE and consolidation considerations.

As of September 30, 2015 and December 31, 2014, the value of the Company’s interest in European Fund Manager was $155 and $0, respectively. The Company’s interest in European Fund Manager is presented in the equity section of the Company’s Condensed Consolidated Financial Statements.

13. Commitments and Contingencies

Office Leases

The Company has several office locations, which are each subject to operating lease agreements. These office locations include the Company’s corporate office at 521 Fifth Avenue, 30th Floor, New York, New York, and the Company’s three regional offices located at 550 Blair Mill Road, Horsham, Pennsylvania, 130 South Bemiston Ave, Clayton, Missouri, and 15 Bedford Street, London WC2E 9HE, United Kingdom.

Capital and Operating Ground Leases

Certain properties acquired are subject to ground leases, which are accounted for as operating and capital leases. The ground leases have varying ending dates, renewal options, and rental rate escalations, with the latest leases extending to June 2053. Future minimum rental payments to be made by the Company under these noncancelable ground leases, excluding increases resulting from increases in the consumer price index, are as follows:

	Ground Leases - Operating	Ground Leases - Capital	Total
October 1 through December 31, 2015	$387	$-	$387
2016	1,533	-	1,533
2017	1,532	-	1,532
2018	1,532	-	1,532
2019	1,447	-	1,447
Thereafter	45,312	329	45,641
Total minimum rent expense	$51,743	$329	$52,072

The Company incurred rent expense on ground leases of $394 and $1,172 during the three and nine months ended September 30, 2015, respectively. The company incurred rent expense on ground leases of $381 and $474 during the three and nine months ended September 30, 2014.

Legal Proceedings

The Company, its board of directors, Chambers Street and/or Merger Sub are named as defendants in two pending putative class action lawsuits brought by purported Company stockholders challenging the Merger. Two suits that were separately filed in New York Supreme Court, New York County, captioned (i) Berliner v. Gramercy Property Trust, et al., Index No. 652424/2015 (filed July 9, 2015) and (ii) Gensler v. Baum, et al., Index No. 157432/2015 (filed July 22, 2015), have been consolidated into a single action under the caption In re Gramercy Property Trust Stockholder Litigation, Index No. 652424/2015. In addition, four suits that were separately filed in Circuit Court for Baltimore City, Maryland, captioned (i) Jobin v. DuGan, et al., Case No. 24-C-15-003942 (filed July 27, 2015); (ii) Vojik v. Gramercy Property Trust, et al., Case No. 24-C-15-004412 (filed August 25, 2015); (iii) Hoffbauer et al. v. Chambers Street Properties, et al., 24-C-15-004904 (filed September 24, 2015) (originally filed as two separate suits in the Circuit Court for Baltimore County, Maryland, captioned Plemons v. Chambers Street Properties, et al., Case No. 03-C-15-007943 (filed July 24, 2015) and Hoffbauer et al. v. Chambers Street Properties, et al., Case No. 03-C-15-008639 (filed August 12, 2015), and refiled as a single action in the Circuit Court for Baltimore County on September 24, 2015); and (iv) Morris v. Gramercy Property Trust, et al., Case No. 24-C-15-004972 (filed September 28, 2015) have been consolidated into a single action under the caption Glenn W. Morris v. Gramercy Property Trust Inc. et al., Case No. 24-C-15-004972.  The complaints allege, among other things, that the directors of the Company breached their fiduciary duties to the Company’s stockholders by agreeing to sell the Company for inadequate consideration and agreeing to improper deal protection terms in the merger agreement, and that the preliminary joint proxy statement/prospectus filed with the SEC on Form S-4 on September 11, 2015 was materially incomplete and misleading. The complaints also allege that Chambers Street, Merger Sub and/or the Company aided and abetted these purported breaches of fiduciary duty. The amended complaint in the Morris consolidated action also asserts derivative claims on behalf of the Company for breach of fiduciary duty against the directors of the Company. Plaintiffs seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief, an award of damages and/or costs/attorney fees.

On October 1, 2015, a putative class action lawsuit was filed in the Superior Court of New Jersey, Law Division, Mercer County by a purported shareholder of Chambers Street. The action, captioned Elstein v. Chambers Street Properties et al., Docket No. L-002254-15, names as defendants Chambers Street, its board of trustees and the Company. The complaint alleges, among other things, that the trustees of Chambers Street breached their fiduciary duties to Chambers Street’s shareholders by agreeing to the Merger after a flawed sales process and by approving improper deal protection terms in the merger agreement, and that the Company aided and abetted these purported breaches of fiduciary duty. The complaint also alleges that the preliminary joint proxy statement/prospectus was materially misleading and incomplete. Plaintiffs seek, among other things, an injunction barring the Merger, rescission of the Merger to the extent it is already implemented, declaratory relief and an award of damages.

The defendants believe the lawsuits are without merit.

As previously disclosed, following the Company’s sale in December 2010 of its 45% joint venture interest in the leased fee of the property located at 2 Herald Square, New York, New York, the New York City Department of Finance, or the NYC DOF, issued a notice of determination assessing approximately $2,924 of real property transfer tax, plus interest, the NYC DOF Transfer Tax Assessment, and the New York State Department of Taxation, or the NYS DOT, issued a notice of determination assessing approximately $446 of real property transfer tax, plus interest, the NYS DOT Transfer Tax Assessment, against the Company in connection with the transaction. The Company timely appealed both assessments.

In April 2015, the New York City Tax Appeals Tribunal, or the NYC Tribunal, rendered an opinion denying the Company’s petition challenging the NYC DOF Transfer Tax Assessment and ruled that the Company is liable for the NYC DOF Transfer Tax Assessment. In July 2015, the Company appealed the adverse decision of the NYC Tribunal. A decision on the Company’s appeal is expected in early 2016.

No decision has yet been rendered in connection with the NYS DOT Transfer Tax Assessment, which the Company anticipates will be set for trial in late 2015 or early 2016.

In April 2015, to stop the accrual of additional interest while the Company’s appeals are pending, the Company paid the NYC DOF $4,025 in full satisfaction of the NYC DOF Transfer Tax Assessment and the NYS DOT $617 in full satisfaction of the NYS DOF Transfer Tax Assessment.

There was $4,454 accrued for the matter as of December 31, 2014. There was $0 and $68 of additional interest recorded in discontinued operations for the matter for the three and nine months ended September 30, 2015, respectively. There was $68 and $203 of interest recorded in discontinued operations for the matter for the three and nine months ended September 30, 2014, respectively.

In connection with the Company’s property acquisitions, the Company has determined that there is a risk it will have to pay future amounts to tenants related to open operating expense reimbursement audits. The Company has estimated a range of loss and determined that its best estimate of loss is $7,000, which has been accrued and recorded in other liabilities as of September 30, 2015. The Company has determined that there is a reasonable possibility that a loss may be incurred in excess of $7,000 and estimates this range to be $7,000 to $12,000.

In addition, the Company and/or one or more of its subsidiaries is party to various litigation matters that are considered routine litigation incidental to its business, none of which are considered material.

14. Income Taxes

The Company has elected to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2004. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distributions to stockholders. However, the Company believes that it is organized and will operate in such a manner as to qualify for treatment as a REIT and the Company intends to operate in the foreseeable future in such a manner so that it will qualify as a REIT for U.S. federal income tax purposes. The Company may, however, be subject to certain state and local taxes. The Company’s TRSs are subject to federal, state and local taxes. The Company’s Asset and Property management business, Gramercy Asset Management, conducts its business through a wholly-owned TRS. Since the Company uses separate taxable REIT subsidiaries to conduct different aspects of its business, losses incurred by the individual TRSs are only available to offset taxable income derived by each respective TRS.

For the three and nine months ended September 30, 2015, the Company recorded $985 and $2,116 of income tax expense all within continuing operations. For the three and nine months ended September 30, 2014, the Company recorded $165 and $971 of income tax expense all within continuing operations. Tax expense for the three and nine months ended September 30, 2015 and 2014 is comprised of federal, state, local, and foreign taxes primarily attributable to Gramercy Asset Management.

The Company’s policy for interest and penalties, if any, on material uncertain tax positions recognized in the financial statements is to classify these as interest expense and operating expense, respectively. As of September 30, 2015 and December 31, 2014, the Company did not incur any material interest or penalties.

15. Segment Reporting

As of September 30, 2015, the Company has determined that it has two reportable operating segments: Asset Management and Investments/Corporate. The reportable segments are determined based upon the management approach, which looks to the Company’s internal organizational structure. The Company’s lines of business require different support infrastructures. All significant inter-segment balances and transactions have been eliminated.

The Investments/Corporate segment includes all of the Company’s activities related to net lease investments in markets across the United States and Europe. The Investments/Corporate segment generates revenues from rental revenues from properties owned by the Company.

The Asset Management segment includes substantially all of the Company’s activities related to asset and property management services throughout the United States and Europe. The Asset Management segment generates revenues from fee income related to the management agreements for properties owned by third parties throughout the United States and Europe.

The Company’s reportable operating segments are summarized as follows:

	Asset Management	Investments / Corporate	Total Company
Three Months Ended September 30, 2015
Total revenues	$5,138	$60,075	$65,213
Equity in net loss from unconsolidated joint ventures and equity investments	-	(1,096)	(1,096)
Total operating and interest expense (1)	(5,235)	(56,831)	(62,066)
Net income (loss) from continuing operations (2)	$(97)	$2,148	$2,051

	Asset Management	Investments / Corporate	Total Company
Three Months Ended September 30, 2014
Total revenues	$4,848	$29,453	$34,301
Equity in net loss from unconsolidated joint ventures and equity investments	-	103	103
Total operating and interest expense (1)	(3,963)	(32,858)	(36,821)
Net income (loss) from continuing operations (2)	$885	$(3,302)	$(2,417)

	Asset Management	Investments / Corporate	Total Company
Nine Months Ended September 30, 2015
Total revenues	$17,546	$149,749	$167,295
Equity in net loss from unconsolidated joint ventures and equity investments	-	(974)	(974)
Total operating and interest expense (1)	(16,592)	(148,060)	(164,652)
Net income from continuing operations (2)	$954	$715	$1,669

	Asset Management	Investments / Corporate	Total Company
Nine Months Ended September 30, 2014
Total revenues	$18,867	$51,646	$70,513
Equity in net loss from unconsolidated joint ventures and equity investments	-	1,856	1,856
Total operating and interest expense (1)	(16,398)	4,943	(11,455)
Net income from continuing operations (2)	$2,469	$58,445	$60,914

	Asset Management	Investments / Corporate	Total Company
Total Assets:
September 30, 2015	$13,057	$2,438,670	$2,451,727
December 31, 2014	$8,140	$1,491,860	$1,500,000

(1) Total operating and interest expense includes operating costs on commercial property assets for the Investments/Corporate segment and costs to perform required functions under the management agreement for the Asset Management segment. Depreciation and amortization of $25,120 and $12,306 and provision for taxes of $985 and $165 for the three months ended September 30, 2015 and 2014, respectively, are included in the amounts presented above. Depreciation and amortization of $68,534 and $22,451, provision for taxes of $2,116 and $971 and a gain on remeasurement of a previously held joint venture of $0 and $72,345 for the nine months ended September 30, 2015 and 2014, respectively, are included in the amounts presented above.

(2) Net income (loss) from continuing operations represents income (loss) before discontinued operations.

16. Subsequent Events

The Company has evaluated subsequent events through the date the financial statements have been issued and has determined that there have been no reportable subsequent events.